                                                                    EXHIBIT 99.2

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(Dollar amounts in millions, unless otherwise stated)

Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") addresses the financial condition of Hartford Life Insurance Company and its subsidiaries ("Hartford Life Insurance Company" or the "Company") as of December 31, 2003, compared with December 31, 2002, and its results of operations for the three years ended December 31, 2003, 2002 and 2001. This discussion should be read in conjunction with the Consolidated Financial Statements and related Notes beginning on page F-1.

Certain of the statements contained herein are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond the Company's control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. Actual results could differ materially from those expected by the Company, depending on the outcome of various factors. These factors include: the uncertain effect on the Company of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions; the response of reinsurance companies under reinsurance contracts, the impact of increasing reinsurance rates and the availability and adequacy of reinsurance to protect the Company against losses; the inability to effectively mitigate the impact of equity market volatility on the Company's financial position and results of operations arising from obligations under annuity product guarantees; the possibility of more unfavorable loss experience than anticipated; the possibility of general economic and business conditions that are less favorable than anticipated; the effect of changes in interest rates, the stock markets or other financial markets; stronger than anticipated competitive activity; unfavorable legislative, regulatory or judicial developments; the Company's ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; the effect of assessments and other surcharges for guaranty funds; a downgrade in the Company's claims-paying, financial strength or credit ratings; the ability of the Company's subsidiaries to pay dividends to the Company; and other factors described in such forward-looking statements.

Certain reclassifications have been made to prior year financial information to conform to the current year presentation.

INDEX

Critical Accounting Estimates                                  1
Consolidated Results of Operations: Operating Summary          5
Retail Products Group                                          8
Institutional Solutions Group                                 10
Individual Life                                               11
Investments                                                   12
Investment Credit Risk                                        15
Capital Markets Risk Management                               21
Capital Resources and Liquidity                               28
Effect of Inflation                                           31
Impact of New Accounting Standards                            31

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company has identified the following estimates as critical in that they involve a higher degree of judgment and are subject to a significant degree of variability: deferred policy acquisition costs and present value of future profits, valuation of investments; valuation of derivative instruments; reserves and contingencies. In developing these estimates management makes subjective and complex judgments that are inherently uncertain and subject to material change as facts and circumstances develop. Although variability is inherent in these estimates, management believes the amounts provided are appropriate based upon the facts available upon compilation of the financial statements.

DEFERRED POLICY ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS

Policy acquisition costs, which include commissions and certain other expenses that vary with and are primarily associated with acquiring business, are deferred and amortized over the estimated lives of the contracts, usually 20 years. These deferred costs, together with the present value of future profits of acquired business, are recorded as an asset commonly referred to as deferred policy acquisition costs and present value of future profits ("DAC"). At December 31, 2003 and 2002, the carrying value of the Company's DAC was $6.1 billion and $5.5 billion, respectively. For statutory accounting purposes, such costs are expensed as incurred.

DAC related to traditional policies are amortized over the premium-paying period in proportion to the present value of annual expected premium income. DAC related to investment contracts and universal life-type contracts are deferred and amortized using the retrospective deposit method. Under the retrospective deposit method, acquisition costs are amortized in proportion to the present value of the estimated gross profits ("EGPs") arising principally from projected investment, mortality and expense margins and surrender charges. The attributable portion of the DAC amortization is allocated to realized gains and losses on investments. The DAC balance is also adjusted through other comprehensive income by an amount that represents the amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had unrealized gains and losses on investments been realized. Actual gross profits can vary from management's estimates, resulting in increases or decreases in the rate of amortization.

The Company regularly evaluates its EGPs to determine if actual experience or other evidence suggests that earlier estimates should be revised. In the event that the Company were to revise its EGPs, the cumulative DAC amortization would be adjusted to reflect such revised EGPs in the period the revision was determined to be necessary. Several assumptions considered to be significant in the development of EGPs include separate account fund performance, surrender and lapse rates, estimated interest spread and estimated mortality. The separate account fund performance assumption is critical to the development of the EGPs related to the Company's variable annuity and to a lesser extent, variable universal life insurance businesses. The average annual long-term rate of assumed separate account fund performance (before mortality and expense charges) used in estimating gross profits for the variable annuity and variable universal life business was 9% for the years ended December 31, 2003 and 2002. For other products, including fixed annuities and other universal life-type contracts, the average assumed investment yield ranged from 5% to 8.5% for both years ended December 31, 2003 and 2002.

The Company has developed sophisticated modeling capabilities to evaluate its DAC asset, which allowed it to run a large number of stochastically determined scenarios of separate account fund performance. These scenarios were then utilized to calculate a statistically significant range of reasonable estimates of EGPs. This range was then compared to the present value of EGPs currently utilized in the DAC amortization model. As of December 31, 2003, the present value of the EGPs utilized in the DAC amortization model fall within a reasonable range of statistically calculated present value of EGPs. As a result, the Company does not believe there is sufficient evidence to suggest that a revision to the EGPs (and therefore, a revision to the DAC) as of December 31, 2003 is necessary; however, if in the future the EGPs utilized in the DAC amortization model were to exceed the margin of the reasonable range of statistically calculated EGPs, a revision could be necessary. Furthermore, the Company has estimated that the present value of the EGPs is likely to remain within a reasonable range if overall separate account returns decline by 15% or less for 2004, and if certain other assumptions that are implicit in the computations of the EGPs are achieved.

Additionally, the Company continues to perform analyses with respect to the potential impact of a revision to future EGPs. If such a revision to EGPs were deemed necessary, the Company would adjust, as appropriate, all of its assumptions for products accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments", and reproject its future EGPs based on current account values at the end of the quarter in which a revision is deemed to be necessary. To illustrate the effects of this process, assume the Company had concluded that a revision of the Company's EGPs was required at December 31, 2003. If the Company assumed a 9% average long-term rate of growth from December 31, 2003 forward along with other appropriate assumption changes in determining the revised EGPs, the Company estimates the cumulative increase to amortization would be approximately $60-$70, after-tax. If instead the Company were to assume a long-term growth rate of 8% in determining the revised EGPs, the adjustment would be approximately $75-$90, after-tax. Assuming that such an adjustment were to have been required, the Company anticipates that there would have been immaterial impacts on its DAC amortization for the 2004 and 2005 years exclusive of the adjustment, and that there would have been positive earnings effects in later years. Any such adjustment would not affect statutory income or surplus, due to the prescribed accounting for such amounts that is discussed above.

Aside from absolute levels and timing of market performance assumptions, additional factors that will influence this determination include the degree of volatility in separate account fund performance and shifts in asset allocation within the separate account made by policyholders. The overall return generated by the separate account is dependent on several factors, including the relative mix of the underlying sub-accounts among bond funds and equity funds as well as equity sector weightings. The Company's overall separate account fund performance has been reasonably correlated to the overall performance of the S&P 500 Index (which closed at 1,112 on December 31, 2003), although no assurance can be provided that this correlation will continue in the future.

The overall recoverability of the DAC asset is dependent on the future profitability of the business. The Company tests the aggregate recoverability of the DAC asset by comparing the amounts deferred to the present value of total EGPs. In addition, the Company routinely stress tests its DAC asset for recoverability against severe declines in its separate account assets, which could occur if the equity markets experienced another significant sell-off, as the majority of policyholders' funds in the separate accounts is invested in the equity market. As of December 31, 2003, the Company believed variable annuity separate account assets could fall by at least 40% before portions of its DAC asset would be unrecoverable.

VALUATION OF INVESTMENTS AND DERIVATIVE INSTRUMENTS

The Company's investments in both fixed maturities, which include bonds, redeemable preferred stock and commercial paper and equity securities, which include common and non-redeemable preferred stocks, are classified as "available-for-sale" as defined in Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Accordingly, these securities are carried at fair value with the after-tax difference from amortized cost, as adjusted for the effect of deducting the life and pension policyholders' share of the immediate participation guaranteed contracts and certain life and annuity deferred policy acquisition costs, reflected in stockholders' equity as a component of accumulated other comprehensive income ("AOCI"). Policy loans are carried at outstanding balance, which approximates fair value. Other investments primarily consist of limited partnership interests, derivatives and mortgage loans. The limited partnerships are accounted for under the equity method and accordingly the partnership earnings are included in net investment income. Derivatives are carried at fair value and mortgage loans on real estate are recorded at the outstanding principal balance adjusted for amortization of premiums or discounts and net of valuation allowances, if any.

Valuation of Fixed Maturities

The fair value for fixed maturity securities is largely determined by one of three primary pricing methods: independent third party pricing services, independent broker quotations or pricing matrices which use data provided by external sources. With the exception of short-term securities for which amortized cost is predominantly used to approximate fair value, security pricing is applied using a hierarchy or "waterfall" approach whereby prices are first sought from independent pricing services with the remaining unpriced securities submitted to brokers for prices or lastly priced via a pricing matrix.

Prices from independent pricing services are often unavailable for securities that are rarely traded or are traded only in privately negotiated transactions. As a result, a significant percentage of the Company's asset-backed and commercial mortgage-backed securities are priced via broker quotations. A pricing matrix is used to price securities for which the Company is unable to obtain either a price from a third party service or an independent broker quotation. The pricing matrix begins with current treasury rates and uses credit spreads and issuer-specific yield adjustments received from an independent third party source to determine the market price for the security. The credit spreads incorporate the issuer's credit rating as assigned by a nationally recognized rating agency and a risk premium, if warranted, due to the issuer's industry and security's time to maturity. The issuer-specific yield adjustments, which can be positive or negative, are updated twice annually, as of June 30 and December 31, by an independent third-party source and are intended to adjust security prices for issuer-specific factors. The matrix-priced securities at December 31, 2003 and 2002, primarily consisted of non-144A private placements and have an average duration of 4.3 and 4.4, respectively.

The following table identifies the fair value of fixed maturity securities by pricing source as of December 31, 2003 and 2002:

                                                        2003                                 2002
                                       ----------------------------------------------------------------------------
                                        GENERAL AND GUARANTEED   PERCENTAGE    GENERAL AND GUARANTEED    PERCENTAGE
                                        SEPARATE ACCOUNT FIXED    OF TOTAL     SEPARATE ACCOUNT FIXED     OF TOTAL
                                       MATURITIES AT FAIR VALUE  FAIR VALUE   MATURITIES AT FAIR VALUE   FAIR VALUE
                                       ----------------------------------------------------------------------------
Priced via independent market
  quotations                                  $  33,985             81.2%            $  27,437               76.5%
Priced via broker quotations                      3,060              7.3%                4,641               12.9%
Priced via matrices                               3,086              7.4%                2,685                7.5%
Priced via other methods                            280              0.7%                  239                0.7%
Short-term investments [1]                        1,409              3.4%                  869                2.4%
-----------------------------------------------------------------------------------------------------------------
    TOTAL                                     $  41,820            100.0%            $  35,871              100.0%
-----------------------------------------------------------------------------------------------------------------
    Total general accounts                    $  30,085             71.9%            $  24,786               69.1%
    Total guaranteed separate accounts        $  11,735             28.1%            $  11,085               30.9%
=================================================================================================================

[1] Short-term investments are valued at amortized cost, which approximates fair value.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. As such, the estimated fair value of a financial instrument may differ significantly from the amount that could be realized if the security was sold immediately.

Other-Than-Temporary Impairments

One of the significant estimations inherent in the valuation of investments is the evaluation of other-than-temporary impairments. The evaluation of impairments is a quantitative and qualitative process, which is subject to risks and uncertainties and is intended to determine whether declines in the fair value of investments should be recognized in current period earnings. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition or near term recovery prospects and the effects of changes in interest rates. The Company's accounting policy requires that a decline in the value of a security below its amortized cost basis be assessed to determine if the decline is other-than-temporary. If so, the security is deemed to be other-than-temporarily impaired, and a charge is recorded in net realized capital losses equal to the difference between the fair value and amortized cost basis of the security. The fair value of the other-than-temporarily impaired investment becomes its new cost basis. The Company has a security monitoring process overseen by a committee of investment and accounting professionals that identifies securities that, due to certain characteristics, as described below, are subjected to an enhanced analysis on a quarterly basis.

Securities not subject to Emerging Issues Task Force ("EITF") Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" ("non-EITF Issue No. 99-20 securities"), that are depressed by twenty percent or more for six months are presumed to be other-than-temporarily impaired unless the depression is the result of rising interest rates or significant objective verifiable evidence supports that the security price is temporarily depressed and is expected to recover within a reasonable period of time. Non-EITF Issue No. 99-20 securities depressed less than twenty percent or depressed twenty percent or more but for less than six months are also reviewed to determine if an other-than-temporary impairment is present. The primary factors considered in evaluating whether a decline in value for non-EITF Issue No. 99-20 securities is other-than-temporary include: (a) the length of time and the extent to which the fair value has been less than cost, (b) the financial condition, credit rating and near-term prospects of the issuer, (c) whether the debtor is current on contractually obligated interest and principal payments and (d) the intent and ability of the Company to retain the investment for a period of time sufficient to allow for recovery.

For certain securitized financial assets with contractual cash flows (including asset-backed securities), EITF Issue No. 99-20 requires the Company to periodically update its best estimate of cash flows over the life of the security. If the fair value of a securitized financial asset is less than its carrying amount and there has been a decrease in the present value of the estimated cash flows since the last revised estimate, considering both timing and amount, then an other-than-temporary impairment charge is recognized. Projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral.

For securities expected to be sold, an other-than-temporary impairment charge is recognized if the Company does not expect the fair value of a security to recover to amortized cost prior to the expected date of sale. Once an impairment charge has been recorded, the Company continues to review the other-than-temporarily impaired securities for additional other-than-temporary impairments.

Valuation of Derivative Instruments

Derivative instruments are reported at fair value based upon either independent market quotations for exchange traded derivative contracts, independent third party pricing sources or pricing valuation models which utilize independent third party data as inputs. Valuation of derivatives underlying the GMWB investment product is discussed below.

Valuation of Guaranteed Minimum Withdrawal Benefit Embedded Derivatives

An embedded derivative instrument is reported at fair value based upon internally established valuations that are consistent with external valuation models, quotations furnished by dealers in such instrument or market quotations. The Company has calculated the fair value of the guaranteed minimum withdrawal benefit ("GMWB") embedded derivative liability based on actuarial assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. Because of the dynamic and complex nature of these cash flows, stochastic techniques under a variety of market return scenarios and other best estimate assumptions are used. Estimating these cash flows involves numerous estimates and subjective judgments including those regarding expected market rates of return, market volatility, correlations of market returns and discount rates. At each valuation date, the Company assumes expected returns based on risk-free rates as represented by the current LIBOR forward curve rates; market volatility assumptions for each underlying index is based on a blend of observed market "implied volatility" data and annualized standard deviations of monthly returns using the most recent 20 years of observed market performance; correlations of market returns across underlying indices is based on actual observed market returns and relationships over the ten years preceding the valuation date; and current risk-free spot rates as represented by the current LIBOR spot curve is used to determine the present value of expected future cash flows produced in the stochastic projection process.

RESERVES

The Company and its insurance subsidiaries establish and carry as liabilities actuarially determined reserves which are calculated to meet Hartford Life Insurance Company's future obligations. Reserves for life insurance and disability contracts are based on actuarially recognized methods using prescribed morbidity and mortality tables in general use in the United States, which are modified to reflect the Company's actual experience when appropriate. These reserves are computed at amounts that, with additions from estimated premiums to be received and with interest on such reserves compounded annually at certain assumed rates, are expected to be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. Changes in or deviations from the assumptions used for mortality, morbidity, expected future premiums and interest can significantly affect the Company's reserve levels and related future operations. Reserves also include unearned premiums, premium deposits, claims incurred but not reported ("IBNR") and claims reported but not yet paid. Reserves for assumed reinsurance are computed in a manner that is comparable to direct insurance reserves.

The liability for policy benefits for universal life-type contracts and interest-sensitive whole life policies is equal to the balance that accrues to the benefit of policyholders, including credited interest, amounts that have been assessed to compensate the Company for services to be performed over future periods, and any amounts previously assessed against policyholders that are refundable on termination of the contract.

For investment contracts, policyholder liabilities are equal to the accumulated policy account values, which consist of an accumulation of deposit payments plus credited interest, less withdrawals and amounts assessed through the end of the period. Certain investment contracts include provisions whereby a guaranteed minimum death benefit is provided in the event that the contractholder's account value at death is below the guaranteed value. Although the Company reinsures the majority of the death benefit guarantees associated with its in-force block of business, declines in the equity market may increase the Company's net exposure to death benefits under these contracts. In addition, these contracts contain various provisions for determining the amount of the death benefit guaranteed following the withdrawal of a portion of the account value by the policyholder. Partial withdrawals under certain of these contracts may not result in a reduction in the guaranteed minimum death benefit in proportion to the portion surrendered. The Company records the death benefit costs, net of reinsurance, as they are incurred. See Impact of New Accounting Standards section for a discussion of the Company's adoption of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP") in 2004 and the recording of a liability for GMDB in accordance with the provisions of the SOP.

For the Company's group disability policies, the level of reserves is based on a variety of factors including particular diagnoses, termination rates and benefit levels.

ACCOUNTING FOR CONTINGENCIES

Management follows the requirements of SFAS No. 5 "Accounting for Contingencies". This statement requires management to evaluate each contingent matter separately. The evaluation is a two-step process, including: determining a likelihood of loss, and, if a loss is likely, developing a potential range of loss. Management establishes reserves for these contingencies at its "best estimate", or, if no one number within the range of possible losses is more likely than any other, the Company records an estimated reserve at the low end of the range of losses. The majority of contingencies currently being evaluated by the Company relate to litigation and tax matters, which are inherently difficult to evaluate and subject to significant changes.

CONSOLIDATED RESULTS OF OPERATIONS

EXECUTIVE OVERVIEW

Hartford Life Insurance Company provides investment and retirement products such as variable and fixed annuities, and retirement plan services and other institutional products; individual and corporate owned life insurance; and, group benefit products, such as group life and group disability insurance that is directly written by the Company and is substantially ceded to its parent, Hartford Life and Accident Insurance Company (HLA).

The Company derives its revenues principally from: (a) fee income, including asset management fees on separate account and mortality and expense fees, as well as cost of insurance charges; (b) fully insured premiums; (c) certain other fees; and (d) net investment income on general account assets. Asset management fees and mortality and expense fees are primarily generated from separate account assets, which are deposited with the Company through the sale of variable annuity and variable universal life products. Cost of insurance charges are assessed on the net amount at risk for investment-oriented life insurance products. Premium revenues are derived primarily from the sale of group life and group disability insurance products.

The Company's expenses essentially consist of interest credited to policyholders on general account liabilities, insurance benefits provided, dividends to policyholders, costs of selling and servicing the various products offered by the Company, and other general business expenses.

The Company's profitability in its variable annuity business and to a lesser extent, variable universal life depends largely on the amount of its assets under management on which it earns fees and the level of fees charged. Changes in assets under management are comprised of two main factors: net flows, which measure the success of the Company's asset gathering and retention efforts (sales and other deposits less surrenders) and the market return of the funds, which is heavily influenced by the return on the equity markets. The profitability of the Company's fixed annuities depends largely on its ability to earn target spreads between earned investment rates on its general account assets and interest credited to policyholders. Profitability is also influenced by operating expense management including the benefits of economies of scale in its variable annuity businesses in particular. In addition, the size and persistency of gross profits from these businesses is an important driver of earnings as it affects the amortization of the deferred policy acquisition costs.

The Company's profitability in its individual life insurance business depends largely on the size of its in force block, the adequacy of product pricing and underwriting discipline, and the efficiency of its claims and expense management.

OPERATING SUMMARY

                                                                                            2003 VS. 2002  2002 VS. 2001
                                                                2003      2002      2001        CHANGE        CHANGE
                                                              ----------------------------------------------------------
Fee income                                                    $  2,169  $  2,079  $  2,157         4%          (4%)
Earned premiums                                                    806       453       799        78%         (43%)
Net investment income                                            1,764     1,572     1,491        12%           5%
Other revenues                                                     128       121       128         6%          (5%)
Net realized capital gains (losses)                                  1      (276)      (87)       NM           NM
-----------------------------------------------------------------------------------------------------------------
   TOTAL REVENUES                                                4,868     3,949     4,488        23%         (12%)
-----------------------------------------------------------------------------------------------------------------
Benefits, claims and claim adjustment expenses                   2,726     2,275     2,536        20%         (10%)
Amortization of deferred policy acquisition costs and
  present value of future profits                                  660       531       566        24%          (6%)
Insurance operating costs and expenses                             636       625       610         2%           2%
Other expenses                                                      52        90        80       (42%)         13%
-----------------------------------------------------------------------------------------------------------------
   TOTAL BENEFITS, CLAIMS AND  EXPENSES                          4,074     3,521     3,792        16%          (7%)
-----------------------------------------------------------------------------------------------------------------
   INCOME BEFORE INCOME TAXES                                      794       428       696        86%         (39%)
Income Tax expense                                                 168         2        44        NM          (95%)
-----------------------------------------------------------------------------------------------------------------
Cumulative effect of accounting changes, net of tax [1]             --        --        (6)       --          100%
-----------------------------------------------------------------------------------------------------------------
    NET INCOME                                                $    626  $    426  $    646        47%         (34%)
=================================================================================================================

[1] For the year ended December 31, 2001, represents the cumulative impact of the Company's adoption of SFAS No. 133 of $(3) and EITF Issue 99-20 of $(3).

The Company has changed its reportable operating segments from Investment Products, Individual Life and Corporate Owned Life Insurance (COLI) to Retail Products Group ("Retail"), Institutional Solutions Group ("Institutional") and Individual Life. Retail offers individual variable and fixed annuities, retirement plan products and services to corporations under Section 401(k) plans and other investment products. Institutional primarily offers retirement plan products and services to municipalities under Section 457 plans, other institutional investment products and private placement life insurance (formerly
COLI). Individual Life sells a variety of life insurance products, including variable universal life, universal life, interest sensitive whole life and term life insurance. The Company also includes, in an Other category, net realized capital gains and losses other than periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits; corporate items not directly allocated to any of its reportable operating segments; and intersegment eliminations, as well as certain group benefit products including group life and group disability insurance that is directly written by the Company and is substantially ceded to the parent HLA. Periodic net coupon settlements on non-qualifying derivatives and net realized capital gains and losses related to guaranteed minimum withdrawal benefits are reflected in each applicable segment in net realized capital gains and losses. The Company defines "NM" as not meaningful for increases or decreases greater than 200%, or changes from a net gain to a net loss position, or vice versa.

On April 2, 2001, The Hartford acquired the United States individual life insurance, annuity and mutual fund businesses of Fortis. This transaction was accounted for as a purchase and, as such, the revenues and expenses generated by this business from April 2, 2001 forward are included in the Company's consolidated results of operations. (For further disclosure, see Note 15 of Notes to Consolidated Financial Statements).

2003 COMPARED TO 2002 -- Revenues increased as a result of realized gains in 2003 as compared to realized losses in 2002. (See the Investments section for further discussion of investment results and related realized capital losses.) Also contributing to the increased revenues were higher earned premiums in the Institutional segment and higher net investment income in the Retail segment as compared to the prior year.

The increase in earned premiums was primarily attributed to higher sales in the institutional investment products business, specifically, in the institutional annuities and structured settlement businesses. Additionally, net investment income in the Retail segment increased due to higher general account assets in the individual annuity business. Fee income in the Retail segment was higher in 2003 compared to a year ago, as a result of higher average account values, specifically in the individual annuities business, due primarily to stronger variable annuity sales compared to the prior year. The Individual Life segment reported an increase in revenues in 2003 compared to a year ago driven by increases in fees and cost of insurance as life insurance inforce grew and aged, and variable universal life account values increased 30% due primarily to the growth in the equity markets. Partially offsetting these increases was lower net investment income in the Institutional segment, primarily due to lower average leveraged COLI account values as a result of surrender activity.

Benefits, claims and expenses increased primarily due to increases in the Retail and Institutional segments associated with the growth in the individual annuity and institutional investments businesses discussed above. Partially offsetting this increase was a decrease in interest credited expenses in Institutional related to the decline in leveraged COLI account values. For the year ended December 31,

2003, Institutional other expenses decreased as a result of a $9 after-tax benefit, associated with the settlement for the Bancorp Services, LLC ("Bancorp") litigation. (For further discussion of the Bancorp litigation, see
Note 12 of Notes to Consolidated Financial Statements.)

Net income increased for the year ended December 31, 2003 due primarily to the growth in the Retail and Institutional segments and a decrease in net realized capital losses compared to a year ago. Additionally, Individual Life experienced earnings growth in 2003 due to increases in fee income, favorable mortality and growth in the in force business. Partially offsetting the increase was the $3 after-tax impact recorded in the first quarter of 2002 related to favorable development on the Company's estimated September 11 exposure.

The effective tax rate increased in 2003 when compared with 2002 as a result of higher earnings and lower DRD tax items. The tax provision recorded during 2003, reflects a benefit of $23, consisting primarily of a change in estimate of the DRD tax benefit reported during 2002. The change in estimate was the result of actual 2002 investment performance on the related separate accounts being unexpectedly out of pattern with past performance, which had been the basis for the estimate. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $87 as compared to $63 for the year ended December 31, 2002.

2002 COMPARED TO 2001 -- Revenues decreased, primarily driven by an increase in realized capital losses in 2002 as compared to the prior year. (See the Investments section for further discussion of investment results and related realized capital losses.) Additionally, Institutional experienced a decline in revenues, as a result of the decrease in leveraged COLI account values as compared to a year ago as well as lower earned premiums in the institutional investment product business, which was partially offset by revenue growth across the other operating segments. Partially offsetting these decreases were increases in revenues in the Retail and Individual Life segments. Revenue in the Retail segment increased primarily due to an increase in earned premiums. The increase in Individual Life was primarily due to the Fortis acquisition and increased life insurance in force.

Total benefits, claims and expenses decreased, due primarily to the revenue changes described above. Expenses decreased in the Institutional segment, principally due to a lower change in reserve as a result of the lower earned premiums discussed above. In addition, 2002 expenses include $11, after-tax, of accrued expenses recorded within the Institutional segment related to the Bancorp litigation. (For a discussion of the Bancorp litigation, see Note 12 of Notes to Consolidated Financial Statements.) Also included in 2002 expenses was an after-tax benefit of $3, recorded within "Other", associated with favorable development related to the Company's estimated September 11 exposure.

Net income decreased due primarily to lower income in Other as a result of higher realized capital losses and lower income in the Retail segment as a result of the lower equity markets. These declines were partially offset by an increase in Individual Life primarily due to the Fortis acquisition. In addition, the Company recorded, in 2002, an $11 after-tax expense associated with the Bancorp Litigation and recognized an after-tax benefit of $3 due to favorable development related to September 11. In 2001, the Company recorded a $9 after-tax loss related to September 11.

SEGMENT RESULTS

Below is a summary of net income (loss) by segment.

                                   2003    2002   2001
------------------------------------------------------
Retail Products Group            $  341    $280  $ 319
Institutional Solutions Group       119      94     92
Individual Life                     134     116    106
Other                                32     (64)   129
------------------------------------------------------
   NET INCOME                    $  626    $426  $ 646
======================================================

A description of each segment as well as an analysis of the operating results summarized above is included on the following pages.

RETAIL PRODUCTS GROUP

OPERATING SUMMARY

                                                                                                   2003 VS. 2002      2002 VS. 2001
                                                        2003            2002          2001            CHANGE             CHANGE
-----------------------------------------------------------------------------------------------------------------------------------
Fee income and other                                  $   1,302      $   1,207      $   1,305            8%                (8)%
Earned premiums                                             (37)           (25)           (63)         (48%)               60%
Net investment income                                       493            367            279           34%                32%
Net realized capital gains                                   16              7              2           NM                 NM
-----------------------------------------------------------------------------------------------------------------------------
         TOTAL REVENUES                                   1,774          1,556          1,523           14%                 2%
Benefits, claims and claim adjustment expenses              567            486            375           17%                30%
Insurance operating costs and other expenses                374            358            337            5%                 6%
Amortization of deferred policy acquisition costs           462            377            406           23%                (7%)
-----------------------------------------------------------------------------------------------------------------------------
         TOTAL BENEFITS, CLAIMS AND EXPENSES              1,403          1,221          1,118           15%                 9%
-----------------------------------------------------------------------------------------------------------------------------
         INCOME BEFORE INCOME TAXES                         371            335            405           11%               (17%)
Income tax expense                                           30             55             86          (46%)              (36%)
-----------------------------------------------------------------------------------------------------------------------------
         NET INCOME                                   $     341      $     280      $     319           22%               (12%)
=============================================================================================================================
Individual variable annuity account values            $  86,501      $  64,343      $  74,581           34%               (14%)
Other individual annuity account values                  11,215         10,565          9,572            6%                10%
Other investment products account values                  4,606          2,972          2,518           56%                18%
-----------------------------------------------------------------------------------------------------------------------------
         TOTAL ACCOUNT VALUES                         $ 102,322      $  77,880      $  86,671           31%               (10%)
=============================================================================================================================

The Retail Products Group segment focuses on the savings and retirement needs of the growing number of individuals who are preparing for retirement or have already retired through the sale of individual variable and fixed annuities, retirement plan services and other retail products. The Company is both a leading writer of individual variable annuities and a top seller of individual variable annuities through banks in the United States.

2003 COMPARED TO 2002 -- Revenues in the Retail Products Group segment increased primarily driven by higher net investment income and higher fee income. Net investment income increased due to higher general account assets. General account assets for the individual annuity business were $9.4 billion as of December 31, 2003, an increase of approximately $800 million or 9% from 2002, due primarily to an increase in individual annuity sales, with a majority of those new sales electing to use the dollar cost averaging ("DCA") feature. The DCA feature allows policyholders to earn a credited interest rate in the general account for a defined period of time as their invested assets are systematically invested into the separate account funds. Fee income in the Retail Products Group segment was higher in 2003 compared to a year ago, as a result of higher average account values, specifically in individual annuities, due primarily to stronger variable annuity sales and the higher equity market values compared to the prior year. Assets under management is an internal performance measure used by the Company since a significant portion of the Company's revenue is based upon asset values. These revenues increase or decrease with a rise or fall, respectively, in the level of average assets under management.

Total benefits, claims and expenses increased primarily due to increased interest credited in the individual annuity operation as a result of higher general account asset levels. Additionally, amortization of deferred policy acquisition costs related to the individual annuity business increased due to higher gross profits.

Net income was higher driven by an increase in revenues in the individual annuity and 401(k) operations as a result of the strong net flows and growth in the equity markets during 2003 and strong expense management. In addition, net income increased in 2003 compared to 2002 due to the favorable impact of $20, resulting from the Company's previously discussed change in estimate of the DRD tax benefit reported during 2002. The change in estimate was the result of 2002 actual investment performance on the related separate accounts being unexpectedly out of pattern with past performance, which had been the basis for the estimate. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $79 as compared to $58 for the year ended December 31, 2002.

2002 COMPARED TO 2001 -- Revenues in the Retail Products Group segment increased, primarily due to an increase in net investment income in the individual annuity business. Partially offsetting this increase was lower fee income related to the individual annuity operation as average account values decreased compared to prior year, primarily due to the lower equity markets.

Total benefits, claims and expenses increased, due primarily to increases in interest credited on general account assets, commissions and wholesaling expenses and individual annuity death benefit costs due to the lower equity markets. Partially offsetting these increases was a decrease in amortization of policy acquisition cost related to the individual annuity business, which declined as a result of lower gross profits, driven by the decrease in fee income and the increase in death benefit costs.

Net income decreased, driven primarily by the lower equity markets resulting in the decline in revenue and increases in the death benefit costs incurred by the individual annuity operation.

OUTLOOK

Management believes the market for retirement products continues to expand as individuals increasingly save and plan for retirement. Demographic trends suggest that as the "baby boom" generation matures, a significant portion of the United States population will allocate a greater percentage of their disposable incomes to saving for their retirement years due to uncertainty surrounding the Social Security system and increases in average life expectancy. In addition, the Company believes that it has developed and implemented strategies to maintain and enhance its position as a market leader in the financial services industry. This was demonstrated by record individual annuity sales in 2003 of $16.5 billion (a 42% increase) compared to $11.6 billion and $10.0 billion in 2002 and 2001, respectively. Significantly contributing to the growth in sales was the introduction of Principal First, a guaranteed minimum withdrawal benefit rider, which was developed in response to our customers' needs. However, the competition is increasing in this market and as a result, the Company may not be able to sustain the level of sales attained in 2003. Based on VARDS, the Company had 12.6% market share as of December 31, 2003 as compared to 9.4% at December 31, 2002.

The growth and profitability of the individual annuity business is dependent to a large degree on the performance of the equity markets. In periods of favorable equity market performance, the Company may experience stronger sales and higher net cash flows, which will increase assets under management and thus increase fee income earned on those assets. In addition, higher equity market levels will generally reduce certain costs to the Company of individual annuities, such as GMDB and GMWB benefits. Conversely though, weak equity markets may dampen sales activity and increase surrender activity causing declines in assets under management and lower fee income. Such declines in the equity markets will also increase the cost to the Company of GMDB and GMWB benefits associated with individual annuities. The Company attempts to mitigate some of the volatility associated with the GMDB and GMWB benefits using reinsurance or other risk management strategies. Future net income for the Company will be affected by the effectiveness of the risk management strategies the Company has implemented to mitigate the net income volatility associated with the GMDB and GMWB benefits of variable annuity contracts. For spread based products sold in the Retail Products Group segment, the future growth will depend on the ability to earn targeted returns on new business, given competition and the future interest rate environment.

INSTITUTIONAL SOLUTIONS GROUP

OPERATING SUMMARY

                                                                                          2003 VS. 2002   2002 VS. 2001
                                                        2003        2002       2001          CHANGE         CHANGE
-----------------------------------------------------------------------------------------------------------------------
Fee income and other                                  $   301     $   349     $   411         (14%)         (15%)
Earned premiums                                           793         420         792          89%          (47%)
Net investment income                                     976         958         938           2%            2%
Net realized capital gains                                 12           3           -          NM            NM
---------------------------------------------------------------------------------------------------------------
         TOTAL REVENUES                                 2,082       1,730       2,141          20%          (19%)
Benefits, claims and claim adjustment expenses          1,733       1,356       1,773          28%          (24%)
Insurance operating costs and other expenses              140         226         227         (38%)          NM
Amortization of deferred policy acquisition costs          33           8           7          NM            14%
---------------------------------------------------------------------------------------------------------------
         TOTAL BENEFITS, CLAIMS AND EXPENSES            1,906       1,590       2,007          20%          (21%)
---------------------------------------------------------------------------------------------------------------
         INCOME BEFORE INCOME TAXES                       176         140         134          26%            4%
Income tax expense                                         57          46          42          24%          (10%)
---------------------------------------------------------------------------------------------------------------
         NET INCOME                                   $   119     $    94     $    92          27%            2%
===============================================================================================================
Institutional account values                          $12,357     $ 9,433     $ 8,659          31%            9%
Governmental account values                             8,965       7,211       7,735          24%           (7%)
Private Placement Life Insurance account values
       Variable Products                               20,993      19,674      18,019           7%            9%
       Leveraged COLI                                   2,524       3,321       4,315         (24%)         (23%)
---------------------------------------------------------------------------------------------------------------
         TOTAL ACCOUNT VALUES                         $44,839     $39,639     $38,728          13%            2%
===============================================================================================================

The Institutional Solutions Group primarily offers retirement plan products and services to municipalities under Section 457 plans, other institutional investment products and private placement life insurance ("PPLI") (formerly Corporate Owned Life Insurance or "COLI").

2003 COMPARED TO 2002 -- Revenues in the Institutional Solutions Group segment increased due to higher earned premiums and higher net investment income. The increase in earned premiums is due primarily to higher sales of institutional annuities and structured settlement products in the institutional investment products business. Net investment income increased due to the increase in average account values. Partially offsetting these increases was lower fee income. Fee income decreased as a result of lower cost of insurance charges due to the decline in leveraged COLI account values as a result of surrender activity and lower sales volume of PPLI products in 2003 as compared to prior year.

Total benefits, claims and expenses increased primarily due to higher institutional annuities and structured settlement sales in the institutional investment business causing an increase in reserve levels, partially offset by a decline in interest credited due to a decline in the leveraged COLI account assets as compared to 2002, related to the surrender activity noted above. Amortization of deferred policy acquisition costs increased as a result of the higher level of sales in the institutional investment products business. Additionally, total benefits, claims and expenses decreased in 2003 as a result of a $9 after-tax benefit recorded in insurance operating costs and expenses related to the Bancorp litigation. (For further discussion of the Bancorp litigation, see Note 12 of Notes to Consolidated financial Statements.) Total benefits, claims and expenses for the year ended December 31, 2002 included an $11 after-tax expense related to the Bancorp litigation accrued in the first quarter of 2002.

Net income increased in 2003 compared to 2002 principally as a result of the Bancorp litigation benefit of $9, after-tax, recorded in the third quarter of 2003, compared to the $11 after tax expense recorded in 2002. Additionally, net income for the year ended December 31, 2003 includes the favorable impact of $1 DRD benefit resulting from the Company's previously discussed change in estimate of the DRD tax benefit reported during 2002. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $4 as compared to $2 for the year ended December 31, 2002.

2002 COMPARED TO 2001 -- Revenues in the Institutional Solutions Group segment decreased, primarily due to lower earned premiums in the institutional investment products business and lower fee income was due primarily to the declining block of leveraged COLI compared to a year ago. Total benefits, claims and expenses decreased, which was relatively consistent with the decrease in revenues described above. However, the decrease was partially offset by $11, after-tax, in accrued litigation expenses related to the Bancorp dispute. The segment's net income increased due to additional earnings from the institutional investment products business, partially offset by the $11 after-tax expense accrued in connection with the Bancorp litigation. The decrease in net income was also impacted by an after-tax loss of $2 related to September 11 recorded in the third quarter of 2001.

OUTLOOK

The future net income of this segment will depend on the Company's ability to maintain its investment spread earnings on the majority of the products sold in the institutional investment products and governmental business. The focus of the private placement life insurance business is variable products, which continues to be a product generally used by employers to fund non-qualified benefits or other post employment benefit liabilities. The leveraged COLI product has been an important contributor to PPLI's profitability in recent years and will continue to contribute to the profitability of the Company in the future, although the level of profit has declined in 2003, compared to 2002. PPLI continues to be subject to a changing legislative and regulatory environment that could have a material adverse effect on its business.

INDIVIDUAL LIFE

OPERATING SUMMARY

                                                                                           2003 VS. 2002  2002 VS. 2001
                                                       2003         2002         2001           CHANGE        CHANGE
-----------------------------------------------------------------------------------------------------------------------
Fee income and other                                  $   671     $   635      $   570             6%           11%
Net investment income                                     222         224          205            (1%)           9%
Net realized capital losses                                --          (1)          (1)          100%           --
------------------------------------------------------------------------------------------------------------------
         TOTAL REVENUES                                   893         858          774             4%           11%
Benefits, claims and claim adjustment expenses            380         393          330            (3%)          19%
Insurance operating costs and other expenses              150         144          131             4%           10%
Amortization of deferred policy acquisition costs
                                                          165         146          153            13%           (5%)
         TOTAL BENEFITS, CLAIMS AND EXPENSES              695         683          614             2%           11%
------------------------------------------------------------------------------------------------------------------
         INCOME BEFORE INCOME TAXES                       198         175          160            13%            9%
Income tax expense                                         64          59           54             8%            9%
------------------------------------------------------------------------------------------------------------------
         NET INCOME                                   $   134     $   116      $   106            16%            9%
==================================================================================================================
Variable universal life account values                $ 4,725     $ 3,648      $ 3,993            30%           (9%)
------------------------------------------------------------------------------------------------------------------
Total account values                                  $ 8,200     $ 7,019      $ 7,329            17%           (4%)
==================================================================================================================

The Individual Life segment provides life insurance solutions to a wide array of partners to solve the wealth protection, accumulation and transfer needs of their affluent, emerging affluent and business insurance clients.

2003 COMPARED TO 2002 -- Revenues in the Individual Life segment increased primarily driven by increases in fees and cost of insurance charges as life insurance in force grew and aged, and variable universal life account values increased 30%, driven by the growth in the equity markets in 2003. These increases were partially offset by lower earned premiums and net investment income in 2003. The decrease in net investment income was due primarily to lower investment yields. Earned premiums, which include premiums for ceded reinsurance decreased primarily due to increased use of reinsurance.

Total benefits, claims and expenses increased, principally driven by an increase in amortization of deferred policy acquisition costs. These increases were partially offset by a decrease in benefit costs in 2003 as compared to 2002 due to favorable mortality rates compared to the prior year.

Net income increased due to increases in fee income and unusually favorable mortality. Additionally, net income for the year ended December 31, 2003 includes the favorable impact of $2 DRD benefit resulting from the Company's previously discussed change in estimate of the DRD tax benefit reported during 2002. The total DRD benefit related to the 2003 tax year for the year ended December 31, 2003 was $4 as compared to $3 for the year ended December 31, 2002.

2002 COMPARED TO 2001 -- Revenues in the Individual Life segment increased, primarily driven by business growth including the impact of the Fortis transaction. Total benefit, claims and expenses increased, principally driven by the growth in the business including the impact of the Fortis acquisition. In addition, mortality experience (expressed as death claims as a percentage of net amount at risk) for 2002 increased as compared to the prior year, but were in line with management's expectations. Individual Life earnings increased for the year ended December 31, 2002 , principally due to the contribution to earnings from the Fortis transaction. The increase in net income was also impacted by an after-tax loss of $3 related to September 11 in the third quarter of 2001.

OUTLOOK

The individual life segment benefited from unusually favorable mortality during the fourth quarter. It is not anticipated that similar experience would be likely to continue. Individual life sales grew to $196 in 2003 from $173 in 2002 with the successful introduction of new universal life and whole life products. Improved equity markets should help increase variable universal life sales. The

Company also continues to introduce new and enhanced products, which are expected to increase sales. However, the Company continues to face uncertainty surrounding estate tax legislation and aggressive competition from life insurance providers. The Company is actively pursuing broader distribution opportunities to fuel growth, including our Pinnacle Partners marketing initiative, and anticipates growth at Woodbury Financial Services.

INVESTMENTS

GENERAL

The investment portfolios are managed based on the underlying characteristics and nature of each operation's respective liabilities and within established risk parameters. (For a further discussion of Hartford Life Insurance Company's approach to managing risks, see the Investment Credit Risk and Capital Markets Risk Management sections.)

The investment portfolios are managed by Hartford Investment Management Company ("Hartford Investment Management"), a wholly-owned subsidiary of The Hartford. Hartford Investment Management is responsible for monitoring and managing the asset/liability profile, establishing investment objectives and guidelines and determining, within specified risk tolerances and investment guidelines, the appropriate asset allocation, duration, convexity and other characteristics of the portfolios. Security selection and monitoring are performed by asset class specialists working within dedicated portfolio management teams.

The primary investment objective of Hartford Life Insurance Company's general account is to maximize after-tax returns consistent with acceptable risk parameters, including the management of the interest rate sensitivity of invested assets and the generation of sufficient liquidity relative to that of policyholder and corporate obligations, as discussed in the Capital Markets Risk Management section under "Market Risk -Key Market Risk Exposures".

Return on general account invested assets is an important element of Hartford Life Insurance Company's financial results. Significant fluctuations in the fixed income or equity markets could weaken the Company's financial condition or its results of operations. Additionally, changes in market interest rates may impact the period of time over which certain investments, such as mortgage-backed securities, are repaid and whether certain investments are called by the issuers. Such changes may, in turn, impact the yield on these investments and also may result in reinvestment of funds received from calls and prepayments at rates below the average portfolio yield. Net investment income and net realized capital gains and losses accounted for approximately 36%, 33% and 32% of the Company's consolidated revenues for the years ended December 31, 2003, 2002 and 2001, respectively.

Fluctuations in interest rates affect the Company's return on, and the fair value of, general account fixed maturity investments, which comprised approximately 90% and 86% of the fair value of its invested assets as of December 31, 2003 and 2002, respectively. Other events beyond the Company's control could also adversely impact the fair value of these investments. Specifically, a downgrade of an issuer's credit rating or default of payment by an issuer could reduce the Company's investment return.

The Company invests in private placement securities, mortgage loans and limited partnership arrangements in order to further diversify its investment portfolio. These investment types comprised approximately 19% of the fair value of its invested assets as of December 31, 2003 and 2002. These security types are typically less liquid than direct investments in publicly traded fixed income or equity investments. However, generally these securities have higher yields to compensate for the liquidity risk.

A decrease in the fair value of any investment that is deemed other-than-temporary would result in the Company's recognition of a net realized capital loss in its financial results prior to the actual sale of the investment. (For a further discussion, see the Company's discussion of the evaluation of other-than-temporary impairments in Critical Accounting Estimates under "Investments".)

The following table identifies the invested assets by type held in the general account as of December 31, 2003 and 2002.

                         COMPOSITION OF INVESTED ASSETS

                                                      2003                  2002
                                               AMOUNT     PERCENT     AMOUNT    PERCENT
                                             -------------------------------------------
Fixed maturities, at fair value              $   30,085     90.4%   $  24,786     86.3%
Equity securities, at fair value                     85      0.3%         120      0.4%
Policy loans, at outstanding balance              2,470      7.4%       2,895     10.1%
Mortgage loans, at cost                             354      1.1%         243      0.8%
Limited partnerships, at fair value                 169      0.5%         486      1.7%
Other investments                                   116      0.3%         189      0.7%
--------------------------------------------------------------------------------------
   TOTAL INVESTMENTS                         $   33,279    100.0%   $  28,719    100.0%
======================================================================================

During 2003, fixed maturity investments increased 21%, primarily the result of investment and universal life contract sales, operating cash flows and redeployment of invested assets from limited partnerships. In March 2003, the Company decided to liquidate its hedge fund limited partnership investments and reinvest the proceeds in fixed maturity investments. Hedge fund liquidations totaled $372 during the year and as of December 31, 2003 were fully liquidated.

INVESTMENT RESULTS

The following table summarizes the Company's investment results.

(before-tax)                                                           2003       2002       2001
----------------------------------------------------------------------------------------------------
Net investment income - - excluding policy loan income [1]          $   1,557   $   1,321  $   1,187
Policy loan income                                                        207         251        304
                                                                    --------------------------------
Net investment income - - total [1]                                 $   1,764   $   1,572  $   1,491
Yield on average invested assets [2]                                      6.1%        6.2%       7.1%
----------------------------------------------------------------------------------------------------
Gross gains on sale                                                       215         138         83
Gross losses on sale                                                      (95)        (80)       (59)
Impairments                                                              (139)       (340)       (93)
Periodic net coupon settlements on non-qualifying derivatives [1]          29          13          4
Other, net [3]                                                             (9)         (7)       (22)
                                                                    --------------------------------
Net realized capital gains (losses), before-tax [1]                 $       1   $    (276) $     (87)
====================================================================================================

[1] Prior periods reflect the reclassification of periodic net coupon settlements on non-qualifying derivatives from net investment income to net realized capital gains (losses).

[2] Represents net investment income (excluding net realized capital gains (losses)) divided by average invested assets at cost or amortized cost, as applicable. Average invested assets are calculated by dividing the sum of the beginning and ending period amounts by two, excluding the collateral obtained from the securities lending program.

[3] Primarily consists of changes in fair value and hedge ineffectiveness on derivative instruments as well as the amortization of deferred acquisition costs.

2003 COMPARED TO 2002 -- Net investment income, excluding policy loan income, increased $236, or 18%, compared to the prior year. The increase was primarily due to income earned on a higher invested asset base partially offset by lower investment yields. Policy loan income decreased primarily due to the decline in leveraged COLI policies, as a result of surrender activity and lower sales. Yield on average invested assets decreased as a result of lower rates on new investment purchases and decreased policy loan income.

Net realized capital gains (losses) for 2003 improved by $277 compared to the prior year, primarily as a result of net gains on sales of fixed maturities and a decrease in other-than-temporary impairments on fixed maturities. (For a further discussion of other-than-temporary impairments, see the Other-Than-Temporary Impairments commentary in this section of the MD&A.)

2002 COMPARED TO 2001 -- Net investment income, excluding policy loan income, increased $134, or 11%. The increase was primarily due to income earned on a higher invested asset base partially offset by lower income on limited partnerships and the impact of lower interest rates on new investment purchases. Policy loan income decreased primarily due to the decline in leveraged COLI policies, as a result of surrender activity and lower sales. Yield on average invested assets decreased as a result of lower rates on new investment purchases, decreased policy loan income and decreased income on limited partnerships.

Net realized capital losses for 2002 increased $189, or 217%, compared to the prior year as a result of higher other-than-temporary impairments. (For a further discussion of other-than-temporary impairments, see the Other-Than-Temporary Impairments commentary in this section of the MD&A.)

SEPARATE ACCOUNT PRODUCTS

Separate account products are those for which a separate investment and liability account is maintained on behalf of the policyholder. The Company's separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $118.1 billion and $93.5 billion as of December 31, 2003 and 2002, respectively, wherein the policyholder assumes substantially all the risk and reward; and guaranteed separate accounts totaling $12.1 billion and $11.8 billion as of December 31, 2003 and 2002, respectively, wherein the Company contractually guarantees either a minimum return or the account value to the policyholder. Guaranteed separate account products primarily consist of modified guaranteed individual annuities and modified guaranteed life insurance and generally include market value adjustment features and surrender charges to mitigate the risk of disintermediation. The primary investment objective of guaranteed separate accounts is to maximize after-tax returns consistent with acceptable risk parameters, including the management of the interest rate sensitivity of invested assets relative to that of policyholder obligations, as discussed in the Capital Markets Risk Management section under "Market Risk -Key Market Risk Exposures". Effective January 1, 2004, these investments will be included with general account assets pursuant to Statement of Position ("SOP") 03-01, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts".

Investment objectives for non-guaranteed separate accounts, which consist of the participants' account balances, vary by fund account type, as outlined in the applicable fund prospectus or separate account plan of operations. Non-guaranteed separate account products include variable annuities, variable universal life insurance contracts and variable private placement life insurance.

OTHER-THAN-TEMPORARY IMPAIRMENTS

The following table identifies the Company's other-than-temporary impairments by type.

                    OTHER-THAN-TEMPORARY IMPAIRMENTS BY TYPE

(before-tax)                                                      2003     2002     2001
----------------------------------------------------------------------------------------
Asset-backed securities ("ABS")
  Aircraft lease receivables                                      $ 29     $ 65     $  2
  Corporate debt obligations ("CDO")                                15       29        9
  Credit card receivables                                           12        9       --
  Interest only securities                                           5        3       10
  Manufacturing housing ("MH") receivables                           9       14       --
  Mutual fund fee receivables                                        3       16       --
  Other ABS                                                          2       13        3
----------------------------------------------------------------------------------------
    Total ABS                                                       75      149       24
Commercial mortgage-backed securities ("CMBS")                       5        4       --
Corporate
  Basic industry                                                     2       --        4
  Consumer non-cyclical                                              7       --       --
  Financial services                                                 2        6       --
  Food and beverage                                                 25       --       --
  Technology and communications                                      2      137       17
----------------------------------------------------------------------------------------
  Transportation                                                     7        1       --
  Utilities                                                         --       22       37
----------------------------------------------------------------------------------------
  Other Corporate                                                   --       10       --
    Total Corporate                                                 45      176       58
Equity                                                               8       --       --
Foreign government                                                  --       11       11
Mortgage-backed securities ("MBS") - interest only securities        6       --       --
----------------------------------------------------------------------------------------
TOTAL OTHER-THAN-TEMPORARY IMPAIRMENTS                            $139     $340     $ 93
========================================================================================

ABS -- During 2003, other-than-temporary impairments were recorded for various ABS security types as a result of a continued deterioration of cash flows derived from the underlying collateral. A significant number of these impairments were recorded on the Company's investments in lower tranches of ABS supported by aircraft lease and enhanced equipment trust certificates (together, "aircraft lease receivables") due to continued lower aircraft lease rates and the prolonged decline in airline travel. CDO impairments were primarily the result of increasing default rates and lower recovery rates on the collateral. Impairments on ABS backed by credit card receivables were a result of issuers extending credit to sub-prime borrowers and the higher default rates on these loans, while impairments on securities supported by MH receivables were primarily the result of repossessed units liquidated at depressed levels. Interest only security impairments recorded during 2003, 2002 and 2001 were due to the flattening of the forward yield curve.

Impairments of ABS during 2002 and 2001 were driven by deterioration of collateral cash flows. Numerous bankruptcies, collateral defaults, weak economic conditions and reduced airline travel were all factors contributing to lower collateral cash flows and broker quoted market prices of ABS.

CORPORATE -- The decline in corporate bankruptcies and improvement in general economic conditions have contributed to lower corporate impairment levels in 2003 compared to 2002.

A significant portion of corporate impairments during 2003 resulted from issuers who experienced fraud or accounting irregularities. The most significant of these was the Italian dairy concern, Parmalat SpA, and one consumer non-cyclical issuer in the healthcare industry which resulted in a $25 and $6, before-tax loss, respectively. A loss of $3 was recorded relating to one communications sector issuer in the cable television industry due to deteriorating earnings forecasts, debt restructuring issues and accounting irregularities. Additional impairments were incurred as a result of the deterioration in the transportation sector during the first half of the year, specifically issuers of airline debt, as a result of a continued decline in airline travel.

During 2002, impairments of corporate securities were concentrated in the technology and communications sector and included a $74, before-tax, loss related to securities issued by WorldCom.

During 2001, impairments of corporate securities were concentrated in the technology and communications and the utilities sectors, which included a $37, before-tax, loss related to securities issued by Enron Corporation.

OTHER -- Other-than-temporary impairments were also recorded in 2003 on various diversified mutual funds and preferred stock investments. In 2002 and 2001 other-than-temporary impairments were recognized on various common stock investments, primarily in the technology and communications sector, which had experienced declines in fair value for an extended period of time.

In addition to the impairments described above, fixed maturity and equity securities were sold during 2003, 2002 and 2001 at total gross losses of $74, $63 and $61, respectively. No single security was sold at a loss in excess of $8, $13 and $6 during 2003, 2002 and 2001, respectively.

Based upon the general improvement in corporate credit quality, favorable overall market conditions and the apparent stabilization in certain ABS types, the Company expects other-than-temporary impairments to trend lower in 2004 from the 2003 and 2002 amounts.

INVESTMENT CREDIT RISK

Hartford Life Insurance Company has established investment credit policies that focus on the credit quality of obligors and counterparties, limit credit concentrations, encourage diversification and require frequent creditworthiness reviews. Investment activity, including setting of policy and defining acceptable risk levels, is subject to regular review and approval by senior management and by the Company's Finance Committee of the Board of Directors.

The Company invests primarily in securities which are rated investment grade and has established exposure limits, diversification standards and review procedures for all credit risks including borrower, issuer and counterparty. Creditworthiness of specific obligors is determined by an internal credit evaluation supplemented by consideration of external determinants of creditworthiness, typically ratings assigned by nationally recognized ratings agencies. Obligor, asset sector and industry concentrations are subject to established limits and monitored on a regular basis.

Hartford Life Insurance Company is not exposed to any credit concentration risk of a single issuer greater than 10% of the Company's stockholder's equity.

DERIVATIVE INSTRUMENTS

The Company's derivatives counterparty exposure policy establishes market-based credit limits, favors long-term financial stability and creditworthiness and typically requires credit enhancement/credit risk reducing agreements. Credit risk is measured as the amount owed to the Company based on current market conditions and potential payment obligations between the Company and its counterparties. Credit exposures are generally quantified weekly and netted, and collateral is pledged to and held by, or on behalf of, the Company to the extent the current value of derivatives exceeds exposure policy thresholds. The Company also minimizes the credit risk in derivative instruments by entering into transactions with high quality counterparties which are reviewed periodically by the Company's internal compliance unit, reviewed frequently by senior management and reported to the Company's Finance Committee of the Board of Directors. The Company also maintains a policy of requiring that all derivative contracts be governed by an International Swaps and Derivatives Association Master Agreement which is structured by legal entity and by counterparty and permits right of offset.

The Company periodically enters into swap agreements in which the Company assumes credit exposure from a single entity, referenced index or asset pool. Total return swaps involve the periodic exchange of payments with other parties, at specified intervals, calculated using the agreed upon index and notional principal amounts. Generally, no cash or principal payments are exchanged at the inception of the contract. Typically, at the time a swap is entered into, the cash flow streams exchanged by the counterparties are equal in value.

Credit default swaps involve a transfer of credit risk from one party to another in exchange for periodic payments. One party to the contract will make a payment based on an agreed upon rate and a notional amount. The second party, who assumes credit exposure will only make a payment when there is a credit event, and such payment will be equal to the notional value of the swap contract, and in return, the second party will receive the debt obligation of the first party. A credit event is generally defined as default on contractually obligated interest or principal payment or restructure.

As of December 31, 2003 and 2002, the notional value of total return and credit default swaps totaled $450 and $437, respectively, and the swap fair value totaled $(17) and $(41), respectively.

The following table identifies fixed maturity securities by type, including guaranteed separate accounts, as of December 31, 2003 and December 31, 2002.

                            FIXED MATURITIES BY TYPE

                                                    2003                                                 2002
                            ---------------------------------------------------  ---------------------------------------------------
                                                                        PERCENT                                              PERCENT
                                                                           OF                                                  OF
                                                                         TOTAL                                                TOTAL
                            AMORTIZED  UNREALIZED  UNREALIZED   FAIR     FAIR    AMORTIZED  UNREALIZED  UNREALIZED   FAIR     FAIR
                              COST       GAINS       LOSSES     VALUE    VALUE     COST        GAINS      LOSSES     VALUE    VALUE
------------------------------------------------------------------------------------------------------------------------------------
ABS                         $   5,118  $      109  $      (96) $ 5,131   12.3%   $   5,115  $      109  $  (143)    $ 5,081   14.2%
CMBS                            7,010         384         (21)   7,373   17.6%       4,979         416       (9)      5,386   15.0%
Collateralized mortgage
  obligations ("CMO")             681          12          (2)     691    1.7%         752          33       (2)        783    2.2%
Corporate
   Basic industry               2,680         208          (8)   2,880    6.9%       2,000         129       (7)      2,122    5.9%
   Capital goods                1,222          98          (5)   1,315    3.1%       1,048          68       (7)      1,109    3.1%
   Consumer cyclical            2,113         153          (5)   2,261    5.4%       1,425          88       (3)      1,510    4.2%
   Consumer non-cyclical        2,576         190          (8)   2,758    6.6%       2,462         176      (16)      2,622    7.3%
   Energy                       1,389         116          (5)   1,500    3.6%       1,446         110       (8)      1,548    4.3%
   Financial services           4,995         385         (24)   5,356   12.9%       4,956         307      (81)      5,182   14.4%
   Technology and
     communications             3,315         357         (10)   3,662    8.8%       2,911         247      (68)      3,090    8.6%
   Transportation                 568          41          (3)     606    1.4%         571          45      (11)        605    1.7%
   Utilities                    1,820         174         (11)   1,983    4.7%       1,757         114      (41)      1,830    5.1%
   Other                          507          23          (1)     529    1.3%         404          18       --         422    1.2%
Government/Government
 agencies
   Foreign                        810          77          (1)     886    2.1%         720          68       (5)        783    2.2%
   United States                  981          30          (4)   1,007    2.4%         553          44       --         597    1.7%
MBS - agency                    1,916          30          (2)   1,944    4.6%       2,035          58       --       2,093    5.8%
Municipal
   Taxable                        374          14          (7)     381    0.9%          98          16       (1)        113    0.3%
Redeemable preferred
  stock                             1          --          --        1     --            1          --       --           1    --
Short-term                      1,555           1          --    1,556    3.7%         993           1       --         994    2.8%
----------------------------------------------------------------------------------------------------------------------------------
TOTAL FIXED MATURITIES      $  39,631  $    2,402  $     (213) $41,820  100.0%   $  34,226  $    2,047  $  (402)    $35,871  100.0%
==================================================================================================================================
Total general account
  fixed maturities          $  28,511  $    1,715  $     (141) $30,085   71.9%   $  23,675  $    1,389  $  (278)    $24,786   69.1%
Total guaranteed separate
  account fixed maturities  $  11,120  $      687  $      (72) $11,735   28.1%   $  10,551  $      658  $  (124)    $11,085   30.9%
==================================================================================================================================

The Company's fixed maturity gross unrealized gains and losses have improved by $355 and $189, respectively from December 31, 2002 to December 31, 2003, primarily due to improved corporate credit quality and to a lesser extent recognition of other-than-temporary impairments and asset sales, partially offset by an increase in interest rates. The improvement in corporate credit quality was largely due to the security issuers' renewed emphasis on improving liquidity, reducing leverage and various cost cutting measures. Throughout 2003, the general economic outlook has continued to rebound, the result of improved profitability supported by improved manufacturing demand, a continued strong housing market and robust consumer and government spending. The apparent economic acceleration has resulted in the 10 year Treasury rate increasing over 40 basis points since December 31, 2002 and more than 100 basis points from its low in June 2003.

Investment allocations as a percentage of total fixed maturities have remained materially consistent since December 31, 2002, except for ABS and CMBS.

Although the fair value of the Company's ABS fixed maturities improved slightly during 2003, portfolio allocations to ABS decreased in favor of other sectors with higher relative yields. Portfolio allocations to CMBS increased due to the asset class's stable spreads and high quality. CMBS securities have lower prepayment risk than MBS due to contractual penalties.

As of December 31, 2003 and 2002, 21% and 20%, respectively, of the fixed maturities were invested in private placement securities, including 13% and 12% of Rule 144A offerings to qualified institutional buyers. Private placement securities are generally less liquid than public securities. Most of the private placement securities are rated by nationally recognized rating agencies.

For a further discussion of risk factors associated with sectors with significant unrealized loss positions, see the sector risk factor commentary under the Total Securities with Unrealized Loss Greater than Six Months by Type schedule in this section of the MD&A.

The following table identifies fixed maturities by credit quality, including guaranteed separate accounts, as of December 31, 2003 and 2002. The ratings referenced below are based on the ratings of a nationally recognized rating organization or, if not rated, assigned based on the Company's internal analysis of such securities.

                       FIXED MATURITIES BY CREDIT QUALITY

                                              2003                                       2002
                              -------------------------------------    --------------------------------------
                                                         PERCENT OF                                PERCENT OF
                              AMORTIZED                  TOTAL FAIR    AMORTIZED                   TOTAL FAIR
                                COST      FAIR VALUE        VALUE        COST        FAIR VALUE       VALUE
-------------------------------------------------------------------------------------------------------------
United States
  Government/Government
  agencies                    $  3,598    $    3,661         8.8%      $   3,213     $    3,341        9.3%
AAA                              6,652         6,922        16.5%          5,077          5,399       15.1%
AA                               3,326         3,504         8.4%          3,334          3,507        9.8%
A                               11,743        12,576        30.1%         11,019         11,687       32.5%
BBB                             10,833        11,561        27.6%          8,662          9,081       25.3%
BB & below                       1,925         2,040         4.9%          1,928          1,862        5.2%
Short-term                       1,554         1,556         3.7%            993            994        2.8%
----------------------------------------------------------------------------------------------------------
TOTAL FIXED MATURITIES        $ 39,631    $   41,820       100.0%      $  34,226     $   35,871      100.0%
==========================================================================================================
Total general account fixed
  maturities                  $ 28,511    $   30,085        71.9%      $  23,675     $   24,786       69.1%
Total guaranteed separate
  account fixed maturities    $ 11,120    $   11,735        28.1%      $  10,551     $   11,085       30.9%
==========================================================================================================

As of December 31, 2003 and 2002, over 95% and 94%, respectively, of the fixed maturity portfolio was invested in short-term securities or securities rated investment grade (BBB and above).

The following table presents the Below Investment Grade ("BIG") fixed maturities by type, including guaranteed separate accounts, as of December 31, 2003 and 2002.

                          BIG FIXED MATURITIES BY TYPE

                                                    2003                                      2002
                                   -------------------------------------     -------------------------------------
                                                              PERCENT OF                                PERCENT OF
                                   AMORTIZED                  TOTAL FAIR     AMORTIZED                  TOTAL FAIR
                                     COST      FAIR VALUE        VALUE         COST       FAIR VALUE       VALUE
------------------------------------------------------------------------------------------------------------------
ABS                                $     231   $      210        10.3%       $     149    $      132       7.1%
CMBS                                     102          103         5.0%             102           108       5.8%
Corporate
  Basic industry                         183          192         9.4%             197           198      10.6%
  Capital goods                          103          106         5.3%             131           131       7.0%
  Consumer cyclical                      241          261        12.8%             213           218      11.7%
  Consumer non-cyclical                  256          268        13.1%             181           173       9.3%
  Energy                                  78           85         4.2%              80            81       4.4%
  Financial services                      12           12         0.6%              25            18       1.0%
  Technology and communications          274          326        16.0%             383           345      18.5%
  Transportation                          21           23         1.1%              19            18       1.0%
  Utilities                              268          278        13.6%             287           261      14.0%
Foreign government                       145          164         8.0%             145           162       8.7%
Other                                     11           12         0.6%              16            17       0.9%
--------------------------------------------------------------------------------------------------------------
TOTAL FIXED MATURITIES             $   1,925   $    2,040       100.0%       $   1,928    $    1,862     100.0%
--------------------------------------------------------------------------------------------------------------
Total general account fixed
  maturities                       $   1,179   $    1,258        61.7%       $   1,239    $    1,178      63.3%
Total guaranteed separate
  account fixed maturities         $     746   $      782        38.3%       $     689    $      684      36.7%
==============================================================================================================

As of December 31, 2003 and 2002 the Company held no issuer of a BIG security with a fair value in excess of 3% and 4%, respectively, of the total fair value for BIG securities.

The following table presents the Company's unrealized loss aging for total fixed maturity and equity securities, including guaranteed separate accounts, as of December 31, 2003 and 2002, by length of time the security was in an unrealized loss position.

                    UNREALIZED LOSS AGING OF TOTAL SECURITIES

                                                  2003                                       2002
                               ------------------------------------------ ----------------------------------------
                                   AMORTIZED                  UNREALIZED     AMORTIZED                  UNREALIZED
                                     COST      FAIR VALUE       LOSS           COST       FAIR VALUE       LOSS
------------------------------------------------------------------------------------------------------------------
Three months or less               $   2,636   $    2,615     $      (21)    $   1,382    $    1,316    $      (66)
Greater than three months
  to six months                        1,795        1,739            (56)        1,211         1,158           (53)
Greater than six months to
  nine months                            230          216            (14)          519           465           (54)
Greater than nine months to
  twelve months                          133          126             (7)        1,247         1,181           (66)
Greater than twelve months             1,450        1,331           (119)        1,873         1,693          (180)
------------------------------------------------------------------------------------------------------------------
TOTAL                              $   6,244   $    6,027     $     (217)    $   6,232    $    5,813    $     (419)
==================================================================================================================
Total general accounts             $   4,221   $    4,076     $     (145)    $   4,113    $    3,820    $     (293)
------------------------------------------------------------------------------------------------------------------
Total guaranteed separate
  accounts                         $   2,023   $    1,951     $      (72)    $   2,119    $    1,993    $     (126)
==================================================================================================================

The decrease in the unrealized loss amount since December 31, 2002 is primarily the result of improved corporate fixed maturity credit quality and to a lesser extent recognition of other-than-temporary impairments and asset sales, partially offset by an increase in interest rates. (For further discussion, see the economic commentary under the Fixed Maturities by Type table in this section of the MD&A.)

As of December 31, 2003, fixed maturities represented $213, or 98%, of the Company's total unrealized loss. There were no fixed maturities as of December 31, 2003 with a fair value less than 80% of the security's amortized cost basis for six continuous months other than certain asset-backed and commercial mortgage-backed securities. Other-than-temporary impairments for certain asset-backed and commercial mortgage-backed securities are recognized if the fair value of the security, as determined by external pricing sources, is less than its carrying amount and there has been a decrease in the present value of the expected cash flows since the last reporting period. There were no asset-backed or commercial mortgage-backed securities included in the table above, as of December 31, 2003 and 2002, for which management's best estimate of future cash flows adversely changed during the reporting period. As of December 31, 2003, no asset-backed or commercial mortgage backed securities had an unrealized loss in excess of $12. (For a further discussion of the other-than-temporary impairments criteria, see "Investments" included in the Critical Accounting Estimates section of the MD&A and in Note 2 of Notes to Consolidated Financial Statements.)

The Company held no securities of a single issuer that were at an unrealized loss position in excess of 7% and 4% of the total unrealized loss amount as of December 31, 2003 and 2002, respectively.

The total securities in an unrealized loss position for longer than six months by type as of December 31, 2003 and 2002 are presented in the following table.

      TOTAL SECURITIES WITH UNREALIZED LOSS GREATER THAN SIX MONTHS BY TYPE

                                              2003                                         2002
                          -------------------------------------------   --------------------------------------------------
                                                           PERCENT OF                                     PERCENT OF
                                                             TOTAL                                          TOTAL
                                AMORTIZED    FAIR   UNREALIZED   UNREALIZED   AMORTIZED   FAIR    UNREALIZED    UNREALIZED
                                  COST      VALUE      LOSS         LOSS         COST     VALUE      LOSS          LOSS
--------------------------------------------------------------------------------------------------------------------------
ABS and CMBS
  Aircraft lease receivables    $     153   $   99  $      (54)     38.6%     $      90  $   77   $      (13)       4.3%
  CDOs                                132      113         (19)     13.6%           204     172          (32)      10.7%
  Credit card receivables             118      108         (10)      7.1%           358     317          (41)      13.7%
  Other ABS and CMBS                  569      555         (14)     10.0%           689     675          (14)       4.6%
  Corporate Financial services        524      502         (22)     15.7%           614     557          (57)      19.0%
  Technology and communications        37       36          (1)      0.7%           427     380          (47)      15.7%
  Transportation                       25       22          (3)      2.1%            60      50          (10)       3.3%
  Utilities                            80       74          (6)      4.3%           256     233          (23)       7.7%
  Other                               164      153         (11)      7.9%           585     563          (22)       7.3%
Diversified equity mutual funds         3        3          --        --             64      48          (16)       5.3%
Other securities                        8        8          --        --            292     267          (25)       8.4%
-----------------------------------------------------------------------------------------------------------------------
TOTAL                           $   1,813   $1,673  $     (140)    100.0%     $   3,639  $3,339   $     (300)     100.0%
-----------------------------------------------------------------------------------------------------------------------
Total general accounts          $   1,174   $1,080  $      (94)     67.1%     $   2,362  $2,164   $     (198)      66.0%
Total guaranteed
 separate accounts              $     639   $  593  $      (46)     32.9%     $   1,277  $1,175   $     (102)      34.0%
=======================================================================================================================

The ABS securities in an unrealized loss position for six months or more as of December 31, 2003, were primarily supported by aircraft lease receivables, CDOs and credit card receivables. The Company's current view of risk factors relative to these fixed maturity types is as follows:

AIRCRAFT LEASE RECEIVABLES -- The securities supported by aircraft lease receivables continued to decline in value during 2003 due to a reduction in lease payments and aircraft values driven by a prolonged decline in airline travel, which has resulted in the financial difficulties of many airline carriers. As a result of the uncertainty surrounding the timing of any potential recovery in this industry, significant risk premiums have been required by the market for these securities, resulting in reduced liquidity and lower broker quoted prices. Air travel began to improve in the second half of 2003, which resulted in lease rates stabilizing on certain aircrafts. While the Company saw some modest price increases and greater liquidity in this sector during the fourth quarter of 2003, additional price recovery will depend on continued improvement in economic fundamentals, political stability and airline operating performance.

CDOs -- Adverse CDO experience can be attributed to higher than expected default rates and downgrades of the collateral supporting these securities, particularly in the technology and utilities sectors, causing a deterioration in the subordinated tranches of these structures. As a result, significant risk premiums have been required by the market for these securities, resulting in reduced liquidity and lower broker quoted prices. Improved economic and operating fundamentals of the underlying security issuers, along with better market liquidity, should lead to improved pricing levels.

CREDIT CARD RECEIVABLES -- The unrealized loss position in credit card securities has primarily been caused by exposure to companies originating loans to sub-prime borrowers. While the unrealized loss position improved for these holdings during the year due to the better than expected performance of the underlying collateral of credit card receivables, concerns remain regarding the long-term viability of certain issuers within this sub-sector.

As of December 31, 2003, security types other than ABS and CMBS that were in a significant unrealized loss position for greater than six months were corporate fixed maturities primarily within the financial services sector.

FINANCIAL SERVICES -- As of December 31, 2003, the securities in the financial services sector unrealized loss position for greater than six months were comprised of less than 50 different securities. The securities in this category are primarily investment grade and substantially all of these securities are priced at or greater than 90% of amortized cost as of December 31, 2003. These positions are primarily variable rate securities with extended maturity dates, which have been adversely impacted by the reduction in forward interest rates resulting in lower expected cash flows. Unrealized loss amounts for these securities have declined during the year as interest rates have risen. Additional changes in fair value of these securities are primarily dependent on future changes in forward interest rates. A substantial percentage of these securities are currently hedged with interest rate swaps, which convert the variable rate earned on the securities to a fixed amount. The swaps receive cash flow hedge accounting treatment and are currently in an unrealized gain position.

As part of the Company's ongoing security monitoring process by a committee of investment and accounting professionals, the Company has reviewed its investment portfolio and concluded that there were no additional other-than-temporary impairments as of December 31, 2003 and 2002. Due to the issuers' continued satisfaction of the securities' obligations in accordance with their contractual terms and the expectation that they will continue to do so, management's intent and ability to hold these securities, as well as the evaluation of the fundamentals of the issuers' financial condition and other objective evidence, the Company believes that the prices of the securities in the sectors identified above were temporarily depressed.

The evaluation for other-than-temporary impairments is a quantitative and qualitative process, which is subject to risks and uncertainties in the determination of whether declines in the fair value of investments are other-than-temporary. The risks and uncertainties include changes in general economic conditions, the issuer's financial condition or near term recovery prospects and the effects of changes in interest rates. In addition, for securitized financial assets with contractual cash flows (e.g. ABS and CMBS), projections of expected future cash flows may change based upon new information regarding the performance of the underlying collateral. As of December 31, 2003, management's expectation of the discounted future cash flows on these securities was in excess of the associated securities' amortized costs. (For a further discussion, see "Investments" included in the Critical Accounting Estimates section of MD&A and in Note 2 of Notes to Consolidated Financial Statements.)

The following table presents the Company's unrealized loss aging for BIG and equity securities, including guaranteed separate accounts, as of December 31, 2003 and 2002.

               UNREALIZED LOSS AGING OF BIG AND EQUITY SECURITIES

                                                  2003                                       2002
                                  -------------------------------------      -------------------------------------
                                  AMORTIZED                  UNREALIZED      AMORTIZED                  UNREALIZED
                                    COST       FAIR VALUE       LOSS            COST      FAIR VALUE       LOSS
------------------------------------------------------------------------------------------------------------------
Three months or less              $      47    $       46    $       (1)     $     131    $      104    $      (27)
Greater than three months
  to six months                          90            86            (4)           188           165           (23)
Greater than six months to
  nine months                            50            44            (6)           160           134           (26)
Greater than nine months to
  twelve months                          17            16            (1)           299           264           (35)
Greater than twelve months              266           217           (49)           354           299           (55)
------------------------------------------------------------------------------------------------------------------
TOTAL                             $     470    $      409    $      (61)     $   1,132    $      966    $     (166)
==================================================================================================================
Total general accounts            $     350    $      305    $      (45)     $     800    $      669    $     (131)
Total guaranteed separate
  accounts                        $     120    $      104    $      (16)     $     332    $      297    $      (35)
==================================================================================================================

Similar to the decrease in the Unrealized Loss Aging of Total Securities table from December 31, 2002 to December 31, 2003, the decrease in the BIG and equity security unrealized loss amount was primarily the result of improved corporate fixed maturity credit quality and to a lesser extent recognition of other-than temporary impairments and assets sales, partially offset by an increase in interest rates. (For a further discussion, see the economic commentary under the Fixed Maturities by Type table in this section of the MD&A.)

The BIG and equity securities in an unrealized loss position for longer than six months by type as of December 31, 2003 and 2002 are presented in the following table.

 BIG AND EQUITY SECURITIES WITH UNREALIZED LOSS GREATER THAN SIX MONTHS BY TYPE

                                                        2003                                          2002
                                     ------------------------------------------     -----------------------------------------
                                                                     PERCENT OF                                    PERCENT OF
                                                                       TOTAL                                         TOTAL
                                     AMORTIZED   FAIR   UNREALIZED   UNREALIZED     AMORTIZED   FAIR  UNREALIZED   UNREALIZED
                                       COST      VALUE     LOSS         LOSS          COST     VALUE    LOSS          LOSS
-----------------------------------------------------------------------------------------------------------------------------
ABS and CMBS
  Aircraft lease receivables         $      45   $  28  $      (17)     30.3%       $      --  $  --  $       --        --
  CDOs                                      37      28          (9)     16.1%               2      1          (1)      0.9%
  Credit card receivables                   40      30         (10)     17.9%              26     17          (9)      7.8%
  Other ABS and CMBS                        45      38          (7)     12.5%              37     32          (5)      4.3%
Corporate
  Financial services                        39      35          (4)      7.1%               9      8          (1)      0.9%
  Technology and communications              4       3          (1)      1.8%             211    177         (34)     29.3%
  Transportation                             9       8          (1)      1.8%              13     10          (3)      2.6%
  Utilities                                 66      61          (5)      8.9%             123    107         (16)     13.8%
  Other                                     44      42          (2)      3.6%             226    210         (16)     13.8%
Diversified equity mutual funds              3       3          --        --               64     48         (16)     13.8%
Other securities                             1       1          --        --              102     87         (15)     12.8%
--------------------------------------------------------------------------------------------------------------------------
TOTAL                                $     333   $ 277  $      (56)    100.0%       $     813  $ 697  $     (116)    100.0%
--------------------------------------------------------------------------------------------------------------------------
Total general accounts               $     234   $ 193  $      (41)     73.2%       $     552  $ 464  $      (88)     75.9%
Total guaranteed
 separate accounts                   $      99   $  84  $      (15)     26.8%       $     261  $ 233  $      (28)     24.1%
==========================================================================================================================

For a further discussion of the Company's current view of risk factors relative to certain security types listed above, see the Total Securities with Unrealized Loss Greater Than Six Months by Type table in this section of the MD&A.

CAPITAL MARKETS RISK MANAGEMENT

Hartford Life Insurance Company has a disciplined approach to managing risks associated with its capital markets and asset/liability management activities. Investment portfolio management is organized to focus investment management expertise on specific classes of investments, while asset/liability management is the responsibility of dedicated risk management units supporting the Company, including guaranteed separate accounts. Derivative instruments are utilized in compliance with established Company policy and regulatory requirements and are monitored internally and reviewed by senior management. Derivatives play an important role in facilitating the management of interest rate risk, mitigating equity market risk exposure associated with certain variable annuity products and changes in currency exchange rates.

MARKET RISK

The Company is exposed to market risk, primarily relating to the market price and/or cash flow variability associated with changes in interest rates, market indices or foreign currency exchange rates.

Interest Rate Risk

The Company's exposure to interest rate risk relates to the market price and/or cash flow variability associated with the changes in market interest rates. The Company manages its exposure to interest rate risk through asset allocation limits, asset/liability duration matching and through the use of derivatives. The Company analyzes interest rate risk using various models including multi-scenario cash flow projection models that forecast cash flows of the liabilities and their supporting investments, including derivative instruments. Measures the Company uses to quantify its exposure to interest rate risk inherent in its invested assets and interest rate sensitive liabilities are duration and key rate duration. Duration is the weighted average term-to-maturity of a security's cash flows, and is used to approximate the percentage change in the price of a security for a 100-basis-point change in market interest rates. For example, a duration of 5 means the price of the security will change by approximately 5% for a 1% change in interest rates. The key rate duration analysis considers the expected future cash flows of assets and liabilities assuming non-parallel interest rate movements.

To calculate duration, projections of asset and liability cash flows are discounted to a present value using interest rate assumptions. These cash flows are then revalued at alternative interest rate levels to determine the percentage change in fair value due to an incremental change in rates. Cash flows from corporate obligations are assumed to be consistent with the contractual payment streams on a yield to worst basis. The primary assumptions used in calculating cash flow projections include expected asset payment streams taking into account prepayment speeds, issuer call options and contract holder behavior. Asset-backed securities, collateralized mortgage obligations and mortgage-backed securities are modeled based on estimates of the rate of future prepayments of principal over the remaining life of the securities. These estimates are developed using prepayment speeds provided in broker consensus data. Such estimates are derived from prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. Actual prepayment experience may vary from these estimates.

Equity Risk

The Company's primary exposure to equity risk relates to the potential for lower earnings associated with certain of the Company's businesses such as variable annuities where fee income is earned based upon the fair value of the assets under management. In addition, the Company offers certain guaranteed benefits, primarily associated with variable annuity products, which increases the Company's potential benefit exposure as the equity markets decline. (For a further discussion, see the "Equity Risk" in the Key Market Risk Exposures section.)

The Company does not have significant equity risk exposure from invested assets. In March 2003, the Company decided to liquidate its hedge fund limited partnership investments and certain equity securities and reinvest the proceeds into fixed maturity investments, thereby reducing its exposure to equity price risk. The Company has not materially changed other aspects of its overall asset allocation position or market risk since December 31, 2002.

Foreign Currency Exchange Risk

The Company's currency exchange risk is related to non - US dollar denominated investments, which primarily consist of fixed maturity investments. A significant portion of the Company's foreign currency exposure is mitigated through the use of derivatives.

Derivative Instruments

Hartford Life Insurance Company utilizes a variety of derivative instruments, including swaps, caps, floors, forwards, futures and options, in compliance with Company policy and regulatory requirements to mitigate interest rate, equity market or currency exchange rate risk or volatility.

Interest rate swaps involve the periodic exchange of payments with other parties, at specified intervals, calculated using the agreed upon rates and notional principal amounts. Generally, no cash or principal payments are exchanged at the inception of the contract. Typically, at the time a swap is entered into, the cash flow streams exchanged by the counterparties are equal in value.

Interest rate cap and floor contracts entitle the purchaser to receive from the issuer at specified dates, the amount, if any, by which a specified market rate exceeds the cap strike rate or falls below the floor strike rate, applied to a notional principal amount. A premium payment is made by the purchaser of the contract at its inception, and no principal payments are exchanged.

Forward contracts are customized commitments to either purchase or sell designated financial instruments, at a future date, for a specified price and may be settled in cash or through delivery of the underlying instrument.

Financial futures are standardized commitments to either purchase or sell designated financial instruments, at a future date, for a specified price and may be settled in cash or through delivery of the underlying instrument. Futures contracts trade on organized exchanges. Margin requirements for futures are met by pledging securities, and changes in the futures' contract values are settled daily in cash.

Option contracts grant the purchaser, for a premium payment, the right to either purchase from or sell to the issuer a financial instrument at a specified price, within a specified period or on a stated date.

Foreign currency swaps exchange an initial principal amount in two currencies, agreeing to re-exchange the currencies at a future date, at an agreed upon exchange rate. There is also periodic exchange of payments at specified intervals calculated using the agreed upon rates and exchanged principal amounts.

Derivative activities are monitored by an internal compliance unit, reviewed frequently by senior management and reported to the Finance Committee of the Board of Directors. The notional amounts of derivative contracts represent the basis upon which pay or receive amounts are calculated and are not reflective of credit risk. Notional amounts pertaining to derivative instruments used in the management of market risk for both the general and guaranteed separate accounts at December 31, 2003 and 2002 were $38.6 billion and $15.1 billion, respectively.

KEY MARKET RISK EXPOSURES

The following discussions focus on the key market risk exposures within the Company's portfolios.

The Company is responsible for maximizing after-tax returns within acceptable risk parameters, including the management of the interest rate sensitivity of invested assets and the generation of sufficient liquidity to support policyholder and corporate obligations. The Company's fixed maturity portfolios and certain investment contract and insurance product liabilities have material market exposure to interest rate risk. In addition, the Company's operations are significantly influenced by changes in the equity markets. The Company's profitability depends largely on the amount of assets under management, which is primarily driven by the level of sales, equity market appreciation and depreciation and the persistency of the in-force block of business.

Interest Rate Risk

The Company's exposure to interest rate risk relates to the market price and/or cash flow variability associated with changes in market interest rates. Changes in interest rates can potentially impact the Company's profitability. In certain scenarios where interest rates are volatile, the Company could be exposed to disintermediation risk and a reduction in net interest rate spread or profit margins. The investments and liabilities primarily associated with interest rate risk are included in the following discussion. Certain product liabilities expose the Company to interest rate risk but also have significant equity risk. These liabilities are discussed as part of the Equity Risk section below.

Fixed Maturity Investments

The Company's general account and guaranteed separate account investment portfolios primarily consist of investment grade fixed maturity securities, including corporate bonds, asset-backed securities, commercial mortgage-backed securities and collateralized mortgage obligations. The fair value of these investments was $41.8 billion and $35.9 billion, at December 31, 2003 and 2002, respectively. The fair value of these and other invested assets fluctuates depending on the interest rate environment and other general economic conditions. During periods of declining interest rates, paydowns on mortgage-backed securities and collateralized mortgage obligations increase as the underlying mortgages are prepaid. During such periods, the Company generally will not be able to reinvest the proceeds of any such prepayments at comparable yields. Conversely, during periods of rising interest rates, the rate of prepayments generally declines, exposing the Company to the possibility of asset/liability cash flow and yield mismatch. The weighted average duration of the fixed maturity portfolio was approximately 4.6 and 4.2 as of December 31, 2003 and 2002, respectively.

Liabilities

The Company's investment contracts and certain insurance product liabilities, other than non-guaranteed separate accounts, include asset accumulation vehicles such as fixed annuities, guaranteed investment contracts, other investment and universal life-type contracts and other insurance products such as long-term disability.

Asset accumulation vehicles primarily require a fixed rate payment, often for a specified period of time. Product examples include fixed rate annuities with a market value adjustment feature and fixed rate guarantee investment contracts. The duration of these contracts generally range from less than one year to ten years. In addition, certain products such as universal life contracts and the general account portion of the Company's variable annuity products, credit interest to policyholders subject to market conditions and minimum interest rate guarantees. The duration of these products is short-to-intermediate term.

While interest rate risk associated with many of these products has been reduced through the use of market value adjustment features and surrender charges, the primary risk associated with these products is that the spread between investment return and credited rate may not be sufficient to earn targeted returns.

The Company also manages the risk of other insurance liabilities similarly to investment type products due to the relative predictability of the aggregate cash flow payment streams. Products in this category may contain significant actuarial (including mortality and morbidity) pricing and cash flow risks. Product examples include structured settlement contracts, on-benefit annuities (i.e., the annuitant is currently receiving benefits thereon) and short and long-term disability contracts. The cash out flows associated with these policy liabilities are not interest rate sensitive but do vary based on the timing and amount of benefit payments. The primary risks associated with these products are that the benefits will exceed expected actuarial pricing and/or that the actual timing of the cash flows differ from those anticipated, resulting in an investment return lower than that assumed in pricing. Contract duration can range from less than one year to typically up to ten years.

PRODUCT LIABILITY CHARACTERISTICS

Hartford Life Insurance Company's product liabilities, other than non-guaranteed separate accounts, include accumulation vehicles such as fixed and variable annuities other investment and universal life-type contracts, and other insurance products such as long-term disability and term life insurance. The table below shows carrying values of insurance policy liabilities as of December 31, 2003 and 2002.

                                            2003      2002
DESCRIPTION (1)                             TOTAL    TOTAL
------------------------------------------------------------
Fixed rate asset accumulation vehicles    $   14.6  $   13.6
Weighted average credited rate                 6.0%      5.8%
Indexed asset accumulation vehicles       $    1.6  $    0.7
Weighted average credited rate                 1.8%      3.0%
Interest credited asset accumulation
   vehicles                               $   16.7  $   17.4
Weighted average credited rate                 3.7%      4.2%
Long-term pay out liabilities             $    6.8  $    5.6
Short-term pay out liabilities            $    0.2  $     --
============================================================

The Company employs several risk management tools to quantify and manage risk arising from investment contracts and other insurance liabilities, such as duration and key rate duration and the use of derivative instruments. For certain portfolios, management monitors the changes in present value between assets and liabilities resulting from various interest rate scenarios using integrated asset/liability measurement systems and a proprietary system that simulates the impacts of parallel and non-parallel yield curve shifts. Based on this current and prospective information, management implements risk reducing techniques to improve the match between assets and liabilities, including the use of derivative instruments. Derivatives used to mitigate interest rate risk are discussed in more detail below.

Derivatives

The Company utilizes a variety of derivative instruments to mitigate interest rate risk. Interest rate swaps are primarily used to convert interest receipts to a fixed or variable rate. In addition, interest rate swaps are used to convert the contract rate on certain liability products offered by the Company into a rate that trades in a more liquid and efficient market. The use of such swaps enables the Company to customize contract terms and conditions to customer objectives and satisfies the operation's asset/liability duration matching policy. Occasionally, swaps are also used to hedge the variability in the cash flow of a forecasted purchase or sale due to changes in interest rates.

Interest rate caps and floors, swaptions and option contracts are primarily used to hedge against the risk of liability contract holder disintermediation in a rising interest rate environment, and to offset the changes in fair value of corresponding derivatives embedded in certain of the Company's fixed maturity investments.

At December 31, 2003 and 2002, notional amounts pertaining to derivatives utilized to manage interest rate risk totaled $7.5 billion and $8.3 billion, respectively ($5.9 billion and $6.8 billion, respectively related to insurance investments and $1.6 billion and $1.5, respectively related to life insurance liabilities). The fair value of these derivatives as reflected on the Consolidated Balance Sheet was $168 and $358 as of December 31, 2003 and 2002, respectively.

Calculated Interest Rate Sensitivity

The after-tax change in the net economic value of investment contracts (e.g. guaranteed investment contracts) and other insurance product liabilities (e.g. short and long-term disability contracts), that are not substantially affected by changes in interest rates ("fixed liabilities") and for which the investment experience is substantially absorbed by Life, are included in the following table along with the corresponding general and guaranteed separate account assets. Also included in this analysis are the interest rate sensitive derivatives used by Life to hedge its exposure to interest rate risk. Certain financial instruments, such as limited partnerships, have been omitted from the analysis because the investments are accounted for under the equity method and lack sensitivity to interest rate changes. Interest rate sensitive investment contracts and universal life-type contracts are excluded from the hypothetical calculation below because the contracts generally allow Life significant flexibility to adjust credited rates to reflect actual investment experience and thereby pass through a substantial portion of actual investment experience to the policyholder. Non-guaranteed separate account assets and liabilities are excluded from the hypothetical calculation below because gains and losses in separate accounts generally accrue to policyholders. The estimated change in net economic value assumes a 100 basis point upward and downward parallel shift in the yield curve.

                            CHANGE IN NET ECONOMIC VALUE
                                  AS OF DECEMBER 31,
                             2003                 2002
                      ------------------   ------------------
Basis point shift        - 100     + 100      - 100     + 100
-------------------------------------------------------------
Amount                $    (40)  $     2   $      8   $   (22)
=============================================================

These fixed liabilities included above represented approximately 50% and 46% of Life's general and guaranteed separate account liabilities as of December 31, 2003 and 2002, respectively. The assets supporting the fixed liabilities are monitored and managed within rigorous duration guidelines using scenario simulation techniques, and are evaluated on an annual basis, in compliance with regulatory requirements.

The after-tax change in fair value of the general account invested asset portfolios that support interest rate sensitive investment contracts and universal life-type contracts and other insurance contracts that possess significant mortality risk are shown in the following table. The cash flows associated with these liabilities are less predictable than fixed liabilities. The Company identifies the most appropriate investment strategy based upon the expected policyholder behavior and liability crediting needs. The hypothetical calculation of the estimated change in fair value below, assumes a 100 basis point upward and downward parallel shift in the yield curve.

                                CHANGE IN FAIR VALUE
                                 AS OF DECEMBER 31,
                              2003                 2002
                      -------------------   -----------------
Basis point shift         - 100     + 100     - 100     + 100
-------------------------------------------------------------
Amount                $     462  $   (455)  $   403  $   (386)
=============================================================

The above quantitative presentation was adopted in the current year and is in lieu of the tabular presentation historically disclosed. The Company believes the current presentation is preferable in understanding the Company's invested asset interest rate risk exposure.

The selection of the 100 basis point parallel shift in the yield curve was made only as a hypothetical illustration of the potential impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis. The Company's sensitivity analysis calculation assumes that the composition of invested assets and liabilities remain materially consistent throughout the year and that the current relationship between short-term and long-term interest rates will remain constant over time. As a result, these calculations may not fully capture the impact of portfolio re-allocations, significant product sales or non-parallel changes in interest rates.

Equity Risk

The Company's operations are significantly influenced by changes in the equity markets. The Company's profitability depends largely on the amount of assets under management, which is primarily driven by the level of sales, equity market appreciation and depreciation and the persistency of the in-force block of business. Prolonged and precipitous decline in the equity markets can have a significant impact on the Company's operations, as sales of variable products may decline and surrender activity may increase, as customer sentiment towards the equity market turns negative. The lower assets under management will have a negative impact on the Company's financial results, primarily due to lower fee income related to the Retail Products Group and Institutional Solutions Group and to a lesser extent Individual Life segments, where a heavy concentration of equity linked products are administered and sold. Furthermore, the Company may experience a reduction in profit margins if a significant portion of the assets held in the variable annuity separate accounts move to the general account and the Company is unable to earn an acceptable investment spread, particularly in light of the low interest rate environment and the presence of contractually guaranteed minimum interest credited rates, which for the most part are at a 3% rate.

In addition, prolonged declines in the equity market may also decrease the Company's expectations of future gross profits, which are utilized to determine the amount of DAC to be amortized in a given financial statement period. A significant decrease in the Company's estimated gross profits would require the Company to accelerate the amount of DAC amortization in a given period, potentially causing a material adverse deviation in that period's net income. Although an acceleration of DAC amortization would have a negative impact on the Company's earnings, it would not affect the Company's cash flow or liquidity position.

Additionally, the Retail Products Group segment sells variable annuity contracts that offer various guaranteed death benefits. For certain guaranteed death benefits, the Company pays the greater of (1) the account value at death; (2) the sum of all premium payments less prior withdrawals; or (3) the maximum anniversary value of the contract, plus any premium payments since the contract anniversary, minus any withdrawals following the contract anniversary. The Company currently reinsures a significant portion of these death benefit guarantees associated with its in-force block of business. The Company currently records death benefit costs, net of reinsurance, as they are incurred. Declines in the equity market may increase the Company's net exposure to death benefits under these contracts.

The Company's total gross exposure (i.e. before reinsurance) to these guaranteed death benefits as of December 31, 2003 is $11.4 billion. Due to the fact that 81% of this amount is reinsured, the Company's net exposure is $2.2 billion. This amount is often referred to as the net amount at risk. However, the Company will only incur these guaranteed death benefit payments in the future if the policyholder has an in-the-money guaranteed death benefit at their time of death. In order to analyze the total costs that the Company may incur in the future related to these guaranteed death benefits, the Company performed an actuarial present value analysis. This analysis included developing a model utilizing stochastically generated scenarios and best estimate assumptions related to mortality and lapse rates. A range of projected costs was developed and discounted back to the financial statement date utilizing the Company's cost of capital, which for this purpose was assumed to be 9.25%. Based on this analysis, the Company estimated a 95% confidence interval of the present value of the retained death benefit costs to be incurred in the future to be a range of $88 to $282 for these contracts. The median of the stochastically generated investment performance scenarios was $132.

On June 30, 2003, the Company recaptured a block of business previously reinsured with an unaffiliated reinsurer. Under this treaty, the Company reinsured a portion of the GMDB feature associated with certain of its annuity contracts. As consideration for recapturing the business and final settlement under the treaty, the Company has received assets valued at approximately $32 and one million warrants exercisable for the unaffiliated company's stock. Prospectively, as a result of the recapture, the Company will be responsible for all of the remaining and ongoing risks associated with the GMDB's related to this block of business. The recapture increased the net amount at risk retained by the Company, which is included in the net amount at risk discussed above.

On January 1, 2004, the Company adopted the provisions of Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts", (the "SOP"). The provisions of the SOP include a requirement for recording a liability for variable annuity products with a guaranteed minimum death benefit feature. The determination of this liability is also based on models that involve numerous estimates and subjective judgments, including those regarding expected market rates of return and volatility, contract surrender rates and mortality experience. As of January 1, 2004, the Company has recorded a liability for GMDB sold with variable annuity products of $191 and a related reinsurance recoverable asset of $108. Net of estimated DAC and income tax effects, the cumulative effect of establishing the required GMDB reserves resulted in a reduction of net income of $50 during the first quarter of 2004.

In addition, the Company offers certain variable annuity products with a GMWB rider. The GMWB provides the policyholder with a guaranteed remaining balance ("GRB") if the account value is reduced to zero through a combination of market declines and withdrawals. The GRB is generally equal to premiums less withdrawals. However, annual withdrawals that exceed 7% of the premiums paid may reduce the GRB by an amount greater than the withdrawals and may also impact that guaranteed annual withdrawal amount that subsequently applies after the excess annual withdrawals occur. The policyholder also has the option, after a specified time period, to reset the GRB to the then-current account value, if greater. The GMWB represents an embedded derivative liability in the variable annuity contract that is required to be reported separately from the host variable annuity contract. It is carried at fair value and reported in other policyholder funds. The fair value of the GMWB obligations are calculated based on actuarial assumptions related to the projected cash flows, including benefits and related contract charges, over the lives of the contracts, incorporating expectations concerning policyholder behavior. Because of the dynamic and complex nature of these cash flows, stochastic techniques under a variety of market return scenarios and other best estimate assumptions are used. Estimating cash flows involves numerous estimates and subjective judgments including those regarding expected market rates of return, market volatility, correlations of market returns and discount rates.

Declines in the equity market may increase the Company's exposure to benefits under these contracts. For all contracts in effect through July 6, 2003, the Company entered into a third party reinsurance arrangement to offset its exposure to the GMWB for the remaining lives of those contracts. As of July 6, 2003, the Company exhausted all but a small portion of the reinsurance capacity for new business under this current arrangement and will be ceding only a very small number of new contracts subsequent to July 6, 2003. Substantially all new contracts with the GMWB are covered by a reinsurance arrangement with a related party. See Note 13 "Transactions with Affiliates" for information on this arrangement.

Currency Exchange Risk

Currency exchange risk exists with respect to investments in non-US dollar denominated fixed maturities, primarily denominated in Euro, Sterling, Yen and Canadian dollars.

The risk associated with these investments relates to potential decreases in value and income resulting from unfavorable changes in foreign exchange rates. At December 31, 2003 and 2002, the Company had approximately $1.9 billion and $1.2 billion of non-US dollar denominated fixed maturities, respectively.

In order to manage its currency exposures, the Company enters into foreign currency swaps and options to hedge the variability in cash flow associated with certain foreign denominated fixed maturities. These foreign currency swap agreements are structured to match the foreign currency cash flows of the hedged foreign denominated securities. As of December 31, 2002, substantially all the fixed maturity investments were hedged into US dollars mitigating the foreign currency exchange risk. At December 31, 2003 and 2002, the derivatives used to hedge currency exchange risk had a total notional value of $1.2 billion and $1.3 billion, respectively, and total fair value of $(297) and $(71), respectively.

Based on the fair values of the Company's non-US dollar denominated investments and derivative instruments as of December 31, 2003 and 2002, management estimates that a 10% unfavorable change in exchange rates would decrease the fair values by a total of $32 and $3, respectively. The estimated impact was based upon a 10% change in December 31 spot rates. The selection of the 10% unfavorable change was made only for hypothetical illustration of the potential impact of such an event and should not be construed as a prediction of future market events. Actual results could differ materially from those illustrated above due to the nature of the estimates and assumptions used in the above analysis.

CAPITAL RESOURCES AND LIQUIDITY

Capital resources and liquidity represent the overall strength of Hartford Life Insurance Company and its ability to generate strong cash flows from each of the business segments, borrow funds at competitive rates and raise new capital to meet operating and growth needs. The Company maintained cash and short-term investments totaling $1.3 billion and $1.0 billion as of December 31, 2003 and 2002.

CASH FLOW

                                            2003       2002        2001
-------------------------------------------------------------------------
Cash provided by operating activities    $   1,221  $     611   $   1,067
Cash used for investing activities          (3,634)    (4,423)     (3,654)
Cash provided by financing activities        2,430      3,802       2,620
CASH - END OF YEAR                              96         79          87

2003 COMPARED TO 2002 -- The increase in cash provided by operating activities was primarily the result of the timing of the settlement of receivables, payables and other related liabilities. The decrease in cash provided by financing activities primarily relates to the decrease in net general account receipts from investment and universal life-type contracts charged against policyholder accounts. Operating cash flows in the periods presented have been more than adequate to meet liquidity requirements.

2002 COMPARED TO 2001 -- The decrease in cash provided by operating activities was primarily the result of the timing of the settlement of receivables, payables and other related liabilities. The increase in cash provided by financing activities primarily relates to the increase in receipts from investment and universal life-type contracts charged against policyholder accounts. Operating cash flows in the periods presented have been more than adequate to meet liquidity requirements.

DIVIDENDS

The Company declared $175 in dividends to HLA for 2003. Future dividend decisions will be based on, and affected by, a number of factors, including the operating results and financial requirements of the

Company on a stand-alone basis and the impact of regulatory restrictions discussed in Liquidity Requirements below.

RATINGS

Ratings are an important factor in establishing the competitive position in the insurance and financial services marketplace. There can be no assurance that the Company's ratings will continue for any given period of time or that they will not be changed. In the event the Company's ratings are downgraded, the level of revenues or the persistency of the Company's business may be adversely impacted.

The following table summarizes Hartford Life Insurance Company's significant United States member companies' financial ratings from the major independent rating organizations as of February 20, 2004:

                                                                       STANDARD &
                                         A.M. BEST  FITCH   MOODY'S      POOR'S
---------------------------------------------------------------------------------
INSURANCE RATINGS
    Hartford Life Insurance Company          A+      AA       Aa3          AA-
    Hartford Life and Annuity                A+      AA       Aa3          AA-
---------------------------------------------------------------------------------
OTHER RATINGS
     Hartford Life Insurance Company:
       Short Term Rating                     NR      NR       P-1          A-1+

Upon completion of the Hartford's asbestos reserve study and the Hartford's capital-raising activities, certain of the major independent ratings organizations revised The Hartford's financial ratings as follows:

On May 23, 2003, Fitch affirmed all ratings on The Hartford Financial Services Group, Inc. including the fixed income ratings and the insurer financial strength rating of the Hartford Fire Intercompany Pool. Further, these ratings have been removed from Rating Watch Negative and now have a Stable Rating Outlook.

On May 20, 2003, Standard & Poor's removed from CreditWatch and affirmed the long-term counterparty credit and senior debt rating of The Hartford Financial Services Group, Inc. and the counterparty credit and financial strength ratings on the operating companies following the Company's completion of capital-raising activities. The outlook is stable.

On May 14, 2003, Moody's downgraded the debt ratings of both The Hartford Financial Services Group, Inc. and Hartford Life, Inc. to A3 from A2 and their short-term commercial paper ratings to P-2 from P-1. The outlook on all of the ratings except for the P-2 rating on commercial paper is negative.

On May 13, 2003, A.M. Best affirmed the financial strength ratings of A+ (Superior) of The Hartford Fire Intercompany Pool and the main operating life insurance subsidiaries of Hartford Life, Inc. Concurrently, A.M. Best downgraded to "a-" from "a+" the senior debt ratings of The Hartford Financial Services Group, Inc. and Hartford Life Inc. and removed the ratings from under review.

EQUITY MARKETS

For a discussion of equity markets impact to capital and liquidity, see the Capital Markets Risk Management section under "Market Risk".

RISK-BASED CAPITAL

The National Association of Insurance Commissioners ("NAIC") has regulations establishing minimum capitalization requirements based on risk-based capital ("RBC") formulas for both life and property and casualty companies. The requirements consist of formulas, which identify companies that are undercapitalized and require specific regulatory actions. The RBC formula for life companies establishes capital requirements relating to insurance, business, asset and interest rate risks. As of December 31, 2003, Hartford Life Insurance Company had more than sufficient capital to meet the NAIC's minimum RBC requirements.

REGULATORY INITIATIVES AND CONTINGENCIES

Legal Proceedings - The Company is or may become involved in various legal actions, in the normal course of its business, in which claims for alleged economic and punitive damages have been or may be asserted, some for substantial amounts. Some of the pending litigation has been filed as purported class actions and some actions have been filed in certain jurisdictions that permit punitive damage awards that are disproportionate to the actual damages incurred. Although there can be no assurances, at the present time, the Company does not anticipate that the ultimate liability arising from potential, pending or threatened legal actions, after consideration of provisions made for estimated losses and costs of defense, will have a material adverse effect on the financial condition or operating results of the Company.

DEPENDENCE ON CERTAIN THIRD PARTY RELATIONSHIPS

Hartford Life Insurance Company distributes its annuity and life insurance products through a variety of distribution channels, including broker-dealers, banks, wholesalers, its own internal sales force and other third party organizations. The Company periodically negotiates provisions and renewals of these relationships and there can be no assurance that such terms will remain acceptable to the Company or such third parties. An interruption in the Company's continuing relationship with certain of these third parties could materially affect the Company's ability to market its products.

TERRORISM RISK INSURANCE ACT OF 2002

The Terrorism Risk Insurance Act of 2002 ("the Act") created a program under which the federal government will pay 90% of covered losses after an insurer's losses exceed a deductible determined by a statutorily prescribed formula, up to a combined annual aggregate limit for the federal government and all insurers of $100 billion. If an act of terrorism or acts of terrorism result in covered losses exceeding the $100 billion annual limit, insurers with losses exceeding their deductibles will not be responsible for additional losses.

The statutory formula for determining a company's deductible for each year is based on the company's direct commercial earned premium for the prior calendar year multiplied by a specified percentage. The specified percentages are 10% for 2004 and 15% for 2005.

On August 15, 2003, the Treasury Department announced that it would not use its legislatively-granted authority to include group life insurance under the Federal backstop for terrorism losses in the Terrorism Risk Insurance Act of 2002. In announcing this decision, the Treasury stated that they would continue to monitor the group life situation.

LEGISLATIVE INITIATIVES

Certain elements of the Jobs and Growth Tax Relief Reconciliation Act of 2003, in particular the reduction in tax rates on long-term capital gains and most dividend distributions, could have a material effect on the Company's sales of variable annuities and other investment products. While sales of these products do not appear to have been reduced to date, the long-term effect of the Jobs and Growth Act of 2003 on the Company's financial condition or results of operations cannot be reasonably estimated at this time.

There are proposals in the federal 2005 budget submitted by President Bush which would create new investment vehicles with larger annual contribution limits for individuals. Some of these proposed vehicles would have significant tax advantages, and could have a material effect on the sales of the Company's life insurance and investment products. There also have been proposals regarding the estate tax and deferred compensation arrangements that could have negative effects on the Company's product sales. Prospects for enactment of this legislation in 2004 are uncertain. Therefore, any potential effect on the Company's financial condition or results of operations cannot be reasonably estimated at this time.

In addition, other tax proposals and regulatory initiatives which have been or are being considered by Congress could have a material effect on the insurance business. These proposals and initiatives include changes pertaining to the tax treatment of insurance companies and life insurance products and annuities, and reductions in benefits currently received by the Company stemming from the dividends received deduction. Legislation to restructure the Social Security system and expand private pension plans incentives also may be considered. Prospects for enactment and the ultimate effect of these proposals are uncertain.

Congress is likely to consider a number of legal reform proposals this year. Among them is legislation that would reduce the number and type of national class actions certified by state judges by updating the federal rules on diversity jurisdiction. Prospects for enactment of these proposals in 2004 are uncertain.

GUARANTY FUND

Under insurance guaranty fund laws in each state, the District of Columbia and Puerto Rico, insurers licensed to do business can be assessed by state insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Part of the assessments paid by the Company's insurance subsidiaries pursuant to these laws may be used as credits for a portion of the Company's insurance subsidiaries' premium taxes. There were $0 and $2 in guaranty fund assessment refunds in 2003 and 2002, respectively. There was no guaranty fund assessment payments (net of refunds) in 2001.

NAIC CODIFICATION

The NAIC adopted the Codification of Statutory Accounting Principles ("Codification") in March 1998. The effective date for the statutory accounting guidance was January 1, 2001. Each of Hartford Life's domiciliary states has adopted Codification, and the Company has made the necessary changes in its statutory accounting and reporting required for implementation. The overall impact of applying the new guidance resulted in a benefit of $38 in statutory surplus.

EFFECT OF INFLATION

The rate of inflation as measured by the change in the average consumer price index has not had a material effect on the revenues or operating results of Hartford Life Insurance Company during the three most recent fiscal years.

IMPACT OF NEW ACCOUNTING STANDARDS

For a discussion of accounting standards, see Note 2 of Notes to Consolidated Financial Statements.

In July 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" (the "SOP"). The SOP addresses a wide variety of topics, some of which have a significant impact on the Company. The major provisions of the SOP require:

- Recognizing expenses for a variety of contracts and contract features, including guaranteed minimum death benefits ("GMDB"), certain death benefits on universal-life type contracts and annuitization options, on an accrual basis versus the previous method of recognition upon payment;

- Reporting and measuring assets and liabilities of certain separate account products as general account assets and liabilities when specified criteria are not met;

- Reporting and measuring the Company's interest in its separate accounts as general account assets based on the insurer's proportionate beneficial interest in the separate account's underlying assets; and

- Capitalizing sales inducements that meet specified criteria and amortizing such amounts over the life of the contracts using the same methodology as used for amortizing deferred acquisition costs ("DAC").

The SOP is effective for financial statements for fiscal years beginning after December 15, 2003. At the date of initial application, January 1, 2004, the estimated cumulative effect of the adoption of the SOP on net income and other comprehensive income was comprised of the following individual impacts:

                                                   OTHER COMPREHENSIVE
CUMULATIVE EFFECT OF ADOPTION         NET INCOME          INCOME
----------------------------------------------------------------------
Establishing GMDB reserves for
  annuity contracts                   $      (50)               $   --
Reclassifying certain separate
  accounts to general accounts                30                   294
Other                                         (1)                   (2)
----------------------------------------------------------------------
Total cumulative effect of adoption   $      (21)               $  292
======================================================================

Exclusive of the cumulative effect, overall application of the SOP is expected to have a small positive impact to earnings over the next few years, with individual impacts described below.

Death Benefits and Other Insurance Benefit Features

The Company sells variable annuity contracts that offer various guaranteed death benefits. For certain guaranteed death benefits, Hartford Life pays the greater of (1) the account value at death; (2) the sum of all premium payments less prior withdrawals; or (3) the maximum anniversary value of the contract, plus any premium payments since the contract anniversary, minus any withdrawals following the contract anniversary. The Company currently reinsures a significant portion of these death benefit guarantees associated with its in-force block of business. As of January 1, 2004, the Company has recorded a liability for GMDB and other benefits sold with variable annuity products of $191 and a related reinsurance recoverable asset of $108. The determination of the GMDB liability and related reinsurance recoverable is based on models that involve a range of scenarios and assumptions, including those regarding expected market rates of return and volatility, contract surrender rates and mortality experience. The assumptions used are consistent with those used in determining estimated gross profits for purposes of amortizing deferred acquisition costs. Exclusive of the cumulative effect adjustment, the establishment of the required liability at January 1, 2004 is expected to result in slightly higher earnings in future years as well as a more stable pattern of death benefit expense.

The Company sells universal life-type contracts with certain secondary guarantees, such as a guarantee that the policy will not lapse, even if the account value is reduced to zero, as long as the policyholder makes scheduled premium payments. The assumptions used in the determination of the secondary guarantee liability are consistent with those used in determining estimated gross profits for purposes of amortizing deferred policy acquisition costs. Based on current estimates, the Company expects the cumulative effect on net income upon recording this liability to be not material. The establishment of the required liability will change the earnings pattern of these products, lowering earnings in the early years of the contract and increasing earnings in the later years. Based on the current in-force of these products, the impact is not expected to be material in the near term. Currently there is diversity in industry practice and inconsistent guidance surrounding the application of the SOP to universal life-type contracts. The Company believes consensus or further guidance surrounding the methodology for determining reserves for secondary guarantees will develop in the future. This may result in an adjustment to the cumulative effect of adopting the SOP and could impact future earnings.

Separate Account Presentation

The Company has recorded certain MVA fixed annuity and modified guarantee life insurance products (primarily the Company's Compound Rate Contract ("CRC") and associated assets) as separate account assets and liabilities through December 31, 2003. Notwithstanding the market value adjustment feature in this product, all of the investment performance of the separate account assets is not being passed to the contractholder, and it therefore, does not meet the conditions for separate account reporting under the SOP. On January 1, 2004, the cumulative adjustments to earnings and other comprehensive income as a result of recording the separate account assets and liabilities in the general account were recorded net of amortization of deferred acquisition costs and income taxes. Through December 31, 2003, the Company had recorded CRC assets and liabilities on a market value basis with all changes in value (market value spread) included in current earnings as a component of other revenues. Upon adoption of the SOP, the component of CRC spread on a book value basis will be recorded in net investment income and interest credited. Realized gains and losses on investments and market value adjustments on contract surrenders will be recognized as incurred. On balance, exclusive of the cumulative effect gain recognized, these changes will result in smaller future earnings from the in-force block of CRC contracts.

Certain other products offered by the Company recorded in separate account assets and liabilities through December 31, 2003, were reclassified to the general account upon adoption of the SOP.

Interests in Separate Accounts

As of December 31, 2003, the Company had $24 representing unconsolidated interests in its own separate accounts. On January 1, 2004, the Company reclassified $11 to investment in trading securities, where the Company's proportionate beneficial interest in the separate account was less than 20%. In instances where the Company's proportionate beneficial interest was between 20-50%, the Company reclassified $13 of its investment to reflect the Company's proportionate interest in each of the underlying assets of the separate account. Future impacts to net income as a result of adopting these provisions of the SOP are expected to be insignificant.

Sales Inducements

The Company currently offers enhanced or bonus crediting rates to contractholders on certain of its individual and group annuity products. Effective January 1, 2004, upon adopting the SOP, the future expense associated with offering a bonus will be deferred and amortized over the life of the related contract in a pattern consistent with the amortization of deferred acquisition costs. Effective January 1, 2004, amortization expense associated with expenses previously deferred will be recorded over the remaining life of the contract rather than over the contingent deferred sales charge period. Due to the longer deferral periods, this provision is expected to have a small positive impact to earnings in future periods.